UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant        ☒

Filed by a Party other than the Registrant        ☐

Check the appropriate box:

☐          Preliminary Proxy Statement

☐          Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒          Definitive Proxy Statement

☐          Definitive Additional Materials

☐          Soliciting Material Pursuant to §240.14a-12

QUINTILES TRANSNATIONAL HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐          Fee paid previously with preliminary materials.

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

2016

Notice of

Annual Meeting &

Proxy Statement

NOTICE OF 2016 ANNUAL MEETING

OF SHAREHOLDERS

To the shareholders of Quintiles Transnational Holdings Inc.:

The 2016 Annual Meeting of Shareholders of Quintiles Transnational Holdings Inc. (the “Company”) will be held on Thursday, May 5, 2016, at 9:00 a.m., local time, at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703 to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

1.	To elect three Class III directors.

2.	To hold an advisory (nonbinding) vote to approve executive compensation.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Shareholders of record at the close of business on March 3, 2016 are entitled to notice of, and to vote at, the Annual Meeting.

We hope you will attend the Annual Meeting in person. Whether or not you plan to attend the meeting, we urge you to vote as promptly as possible to ensure that your shares are represented at the meeting.

By Order of the Board of Directors

James H. Erlinger III

Executive Vice President,

General Counsel and Secretary

Durham, North Carolina

March 21, 2016

QUINTILES TRANSNATIONAL HOLDINGS INC.

PROXY STATEMENT

2016 Annual Meeting of Shareholders May 5, 2016

GENERAL INFORMATION

What are these materials?

The Board of Directors (the “Board”) of Quintiles Transnational Holdings Inc. (we, us, our, Quintiles, or “our Company”) is soliciting your proxy in connection with our Company’s annual meeting of shareholders, or the Annual Meeting, to be held on Thursday, May 5, 2016, at 9:00 a.m., local time, and at any postponements or adjournments thereof. The proxy materials for the Annual Meeting, including this proxy statement and our annual report to shareholders, are being made available to shareholders on or about March 21, 2016. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We will hold the Annual Meeting at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703.

What items will be voted on at the Annual Meeting?

We will hold the Annual Meeting to vote on the following proposals and conduct such other business as may be properly brought before the meeting:

Proposal One. The election of three Class III directors as set forth in this proxy statement;

Proposal Two. An advisory (nonbinding) vote to approve executive compensation; and

Proposal Three. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Who are the Class III directors that will be voted on at the Annual Meeting?

The following are the Class III directors that have been nominated for election to our Board:

•	Jack M. Greenberg, who also serves as our Chairman;

•	Thomas H. Pike, who also serves as our Chief Executive Officer; and

•	Annie H. Lo.

Information regarding each of our directors is set forth below under “Proposal One—Election of Directors—Directors.”

What are our Board’s voting recommendations?

Our Board recommends that you vote your shares:

“FOR” each of the nominees to our Board (Proposal One);

“FOR” the advisory (nonbinding) vote to approve executive compensation (Proposal Two); and

“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal Three).

How can I obtain electronic access to the proxy materials?

Our proxy materials are available at http://materials.proxyvote.com/74876Y. This website address is included as an inactive textual reference only. Information on this website does not constitute part of this proxy statement.

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to Be Held on May 5, 2016:

Our Annual Report and proxy statement will be available free of charge on the Internet at:

http://materials.proxyvote.com/74876Y

Pursuant to rules adopted by the United States Securities and Exchange Commission, or the SEC, we use the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, beginning on or about March 21, 2016, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions on how you can access our proxy materials, including this proxy statement, over the Internet or request a printed copy of our proxy materials. The Notice also instructs you on how you can vote using the Internet and by telephone.

In addition, the Notice contains instructions on how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. If you choose to follow the instructions in the Notice for making this request, the materials will be sent promptly to you in the manner you select and you will continue to receive these materials via the method selected unless you elect otherwise. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and reduce printing and mailing costs.

Where are our principal executive offices located and what is our main telephone number?

Our principal executive offices are located at 4820 Emperor Blvd., Durham, North Carolina 27703. Our main telephone number is (919) 998-2000.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this proxy statement and our annual report to any shareholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this proxy statement and our annual report, shareholders may write or call our Company at the following:

Quintiles Investor Relations

4820 Emperor Blvd.

Durham, North Carolina 27703

(919) 998-2590

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Who may vote at the Annual Meeting?

Only shareholders of record at the close of business on March 3, 2016 are entitled to vote at the Annual Meeting and any postponements or adjournments thereof. At that time, there were 119,501,206 shares of our common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting.

How do I vote my shares?

You may vote shares by proxy or in person using one of the following methods:

Voting by Mail. If you requested printed proxy materials, you can vote using your proxy card by marking, dating and signing the card and returning it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by the close of business on Wednesday, May 4, 2016.

Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present (i) a properly signed proxy that authorizes you to vote shares on behalf of the record owner and (ii) valid picture identification such as a driver’s license or passport. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

Voting by Internet. You may vote over the Internet by visiting www.proxyvote.com and entering the control number found in the Notice. The deadline for voting over the Internet is Wednesday, May 4, 2016 at 11:50 p.m. Eastern time.

Voting by Telephone. You may vote by calling the following toll-free telephone number: 1-800-454-8683. The deadline for voting by telephone is Wednesday, May 4, 2016 at 11:50 p.m. Eastern time.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned a proxy card. If you are not the holder of record of your shares, the availability of Internet and telephone voting may depend on the voting process of the organization that holds your shares.

How do I vote shares held by a broker or other nominee?

If a broker, bank, custodian or other nominee holds your shares, you may have received a notice or voting instruction form from them. Please follow the directions that your broker, bank, custodian or other nominee provides or contact the firm to determine the voting methods available to you. Brokers are not permitted to vote for Proposals One or Two if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal Three if you do not do so.

How do I revoke my proxy and change my vote?

You can revoke your proxy and change your vote by (1) attending the Annual Meeting and properly voting in person, (2) delivering written notice of revocation of your proxy to our Corporate Secretary at any time before voting is closed, (3) timely submitting new voting instructions by telephone or over the Internet as described above, or (4) timely submitting a signed proxy card bearing a later date.

How will my proxy be voted?

If you timely submit your proxy as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy as described above without giving voting instructions, your shares will be voted “FOR” the election of the director nominees listed in this proxy statement (Proposal One), “FOR” the advisory (nonbinding) vote to approve executive compensation (Proposal Two), and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal Three).

What is the quorum requirement for the Annual Meeting?

A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy that withholds authority to vote or with instructions to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on certain matters (sometimes referred to as “broker non-votes”) will also be considered present for purposes of determining the existence of a quorum.

What votes are required to approve each proposal?

Proposal One (Election of Directors). Directors will be elected by a plurality of the votes cast. The nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes. Because no director’s nomination is contested, all nominees will be elected so long as they receive any votes. However, any director who receives a number of “withhold” votes that is greater than 50% of the votes cast is required to offer his or her resignation to the Board. See “What if a director nominee receives more than 50% of “withhold” votes in an uncontested election?” below.

Proposal Two (Advisory Vote to Approve Executive Compensation). With respect to this proposal, our executive compensation will be approved on an advisory basis if the votes cast for approval exceed the votes cast against approval. Because your vote to approve executive compensation is advisory, it will not be binding upon our Board, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. Our Compensation and Talent Development Committee (the “Compensation Committee”) will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three (Ratification of Appointment of Independent Registered Public Accounting Firm). Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016 will be approved if the votes cast for approval exceed the votes cast against approval. Although shareholder ratification of the appointment is not required by law or our third amended and restated bylaws, or our bylaws, our Audit Committee has determined that, as a matter of corporate governance, the selection of our independent registered public accounting firm should be submitted to our shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the Annual Meeting, our Audit Committee will consider the appointment of other independent registered public accounting firms. Even if the appointment is ratified, our Audit Committee may change the appointment at any time if it determines that the change would be in the best interests of our Company and our shareholders.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

What if a director nominee receives more than 50% of “withhold” votes?

Our Corporate Governance Guidelines include a director resignation policy that requires any director nominee who receives a number of “withhold” votes that is greater than 50% of all votes cast with respect to that nominee’s election in an uncontested election to offer his or her resignation to the Board. Once tendered, the Governance, Quality and Nominating Committee (the “Governance Committee”) must make a recommendation to the Board as to whether to accept the tendered resignation or take another action. The Governance Committee’s recommendation and the Board’s actions with respect to any such resignation offer may include (i) accepting the resignation offer, (ii) deferring acceptance of the resignation offer until a replacement with the necessary qualifications can be identified and elected to the Board, (iii) rejecting the director’s resignation and addressing the underlying cause of the “withhold” votes, (iv) resolving that the director will not be re-nominated for the next election or (v) rejecting the resignation offer.

The Governance Committee and the Board must base their decisions on the best interests of our Company and our shareholders, considering all factors deemed relevant, including, but not limited to, (i) any stated reasons why shareholders cast a “withhold” vote for such director, (ii) the basis for any recommendation to shareholders to “withhold” votes for such director, (iii) any alternatives for curing the underlying cause of the “withhold” votes for such director, (iv) the director’s tenure, (v) the director’s qualifications, (vi) the director’s past and expected future contributions to our Company and (vii) the overall composition of the Board, including whether accepting the resignation offer would cause our Company to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements.

The Board must decide on the appropriate course of action within 90 days of the certification of election results. We will publicly disclose the Board’s decision as soon as practicable by issuing a press release or filing a current report on Form 8-K.

Who is paying the costs of this proxy solicitation?

Our Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone, or by electronic communication.

How can I obtain additional information about Quintiles?

Our annual report on Form 10-K and other SEC filings may be accessed at www.sec.gov or on our website at www.quintiles.com/investors. Information on our website does not constitute part of this proxy statement. We will provide copies of our 2015 annual report to shareholders, including our annual report on Form 10-K for the year ended December 31, 2015, including the exhibits and schedules thereto, without charge to any shareholder who makes a written request to our Corporate Secretary at 4820 Emperor Blvd., Durham, North Carolina 27703.

How can I attend the Annual Meeting?

Only shareholders as of the close of business on March 3, 2016 are entitled to attend the Annual Meeting. Admission will begin at 8:30 a.m. local time on the date of the Annual Meeting, and each shareholder must present valid picture identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the record date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted at the Annual Meeting. Requests for directions to the meeting location may be directed to Investor Relations, Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703.

How can I find out the results of the voting at the Annual Meeting?

One or more persons will be appointed to act as the inspector of election at the Annual Meeting. Voting results will be announced by the filing of a current report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended current report on Form 8-K within four business days of the day the final results are available.

BACKGROUND

In January 2008, Quintiles Transnational Corp., our wholly owned subsidiary through which we conduct our operations, or Quintiles Transnational, engaged in a shareholder reorganization transaction that resulted in our ownership by Dr. Dennis B. Gillings, CBE, or Dr. Gillings, and his affiliates, investment funds associated with Bain Capital Investors, LLC, or Bain Capital, affiliates of TPG Global, LLC, or the TPG Funds (we refer to TPG Global, LLC as “TPG Global” and together with its affiliates, as “TPG”), affiliates of 3i Corporation, or 3i, certain other shareholders who participated in our 2003 going private transaction, and various members of our management. In connection with this transaction, we entered into a shareholders agreement with certain of our shareholders, or the Shareholders Agreement (as subsequently amended and restated).

In December 2009, we completed a holding company reorganization whereby we formed Quintiles Transnational Holdings Inc. as the parent company of Quintiles Transnational. In May 2013, we returned to the public markets by completing an initial public offering, or IPO, on the New York Stock Exchange LLC, or the NYSE, and our common stock now trades under the stock symbol “Q.”

PROPOSAL ONE—ELECTION OF DIRECTORS

In November 2014, the collective ownership of our Company by the shareholders party to the Shareholders Agreement decreased below 50% of our outstanding shares, and we ceased to qualify as a “controlled company” under applicable NYSE listing requirements. As a result, we were required to come into full compliance with various NYSE listing requirements by November 2015, including requirements that our Board be composed of a majority of “independent” directors and each of our Audit, Compensation and Governance Committees be composed solely of independent directors.

To facilitate compliance with these requirements, in February 2015 we and the parties to the Shareholders Agreement amended and restated the Shareholders Agreement. In connection with these changes and to complete our transition to full compliance with the NYSE listing requirements, in November 2015 we reduced the size of our Board from 13 to nine directors, a majority of whom are required to be independent; we reconstituted the composition of our Audit, Compensation and Governance Committees so that each committee is composed solely of independent directors; and 3i ceased to be a party to the Shareholders Agreement.

Subject to certain limitations described below under “—Voting Requirements Under the Shareholders Agreement,” and consistent with NYSE board and committee independence requirements, the Shareholders Agreement requires the shareholders party thereto to use their reasonable best efforts to cause our Audit, Compensation and Governance Committees to be composed solely of independent directors. In addition, the shareholders party to the Shareholders Agreement have agreed to vote their respective shares in favor of the following nominees to our Board, and we have agreed to use our reasonable best efforts to cause the Board and our Governance Committee to, as applicable, (i) include these nominees in the slate of nominees recommended by the Board for the applicable class of directors for election by our shareholders and (ii) appoint any replacement nominees to fill a vacancy on the Board created by the departure of a nominee designated by a shareholder party to the Shareholders Agreement:

•	one individual to be designated by Dr. Gillings (and certain affiliates), or the Gillings Nominee (currently Dr. Gillings);

•	the Chief Executive Officer of our Company, or the Management Nominee (currently Tom Pike);

•	one individual to be designated by Bain Capital, or the Bain Nominee (currently John P. Connaughton);

•	one individual to be designated by the TPG Funds, or the TPG Nominee (currently Jonathan J. Coslet); and

•	five individuals to be designated by the Governance Committee (currently Jack M. Greenberg, Michael J. Evanisko, Leonard D. Schaeffer, John M. Leonard, M.D. and Annie H. Lo), each of whom:

[o]	is not an affiliate or associate of any shareholder party to the Shareholders Agreement;

[o]	is not employed by us or any of our subsidiaries, affiliates or associates; and

[o]	qualifies as an “independent director” under applicable law and in accordance with the rules and regulations of the SEC and the NYSE (or any other applicable self-regulatory organization), each a Disinterested Nominee.

Following these changes to the Shareholders Agreement, our directors continue to be divided into three classes (Classes I, II and III), with staggered three-year terms:

•	Class III directors, whose terms will expire at the Annual Meeting;

•	Class I directors, whose terms will expire at the annual meeting of shareholders to be held in 2017; and

•	Class II directors, whose terms will expire at the annual meeting of shareholders to be held in 2018.

Due to our classified Board structure, unless a vacancy occurs within a class of directors, only one class of directors is elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective three-year terms. If a vacancy occurs, the director appointed to fill such vacancy serves only until the next annual meeting following his or her appointment.

The Class I directors consist of Dr. Gillings and Messrs. Coslet and Evanisko; the Class II directors consist of Dr. Leonard and Messrs. Connaughton and Schaeffer; and the Class III directors consist of Messrs. Greenberg and Pike and Ms. Lo. Information regarding each of our directors is set forth below under “—Directors.”

This year, our Class III directors will stand for re-election, including Ms. Lo, whom our Board appointed in September 2015 as a new Class III director. Consistent with the requirements of the Shareholders Agreement, our articles of incorporation and our bylaws, our Board has nominated each of our current Class III directors for re-election as Class III directors at the Annual Meeting. If re-elected at the Annual Meeting, each Class III director nominee will hold office until (i) our 2019 annual meeting, (ii) his or her successor has been duly elected and qualified, or (iii) his or her death, resignation, retirement, disqualification or removal from office.

Our Board of Directors recommends that shareholders vote for the election of each of the above named nominees as directors.

Unless there is a contrary indication, shares of common stock represented by valid proxies will be voted FOR the election of all of the nominees. If for any reason a nominee should become unable or unwilling to serve as a director, which is not expected, the shares represented by valid proxies will be voted for the election of such other person as our Board may recommend.

Directors

Information regarding each of our directors, including their age as of March 21, 2016, their tenure on our Board and other information regarding their experience and qualifications, is set forth below. There are no family relationships between any of our executive officers or directors.

Class I Directors

Dr. Dennis B. Gillings, CBE, age 71, has served as a director since he founded our Company in 1982 and served as our Executive Chairman until December 31, 2015. He also served as our Chief Executive Officer from 1982 to December 2012. Dr. Gillings taught for more than 15 years as a professor at the University of North Carolina at Chapel Hill. Dr. Gillings serves on several other boards and councils, including the International Advisory Council to Singapore, the International Advisory Board for the Scottish Enterprise, and the Advisory

Board of the Schaeffer Health Policy Institute at the University of Southern California. He served as the founding Chairman of the Association of Clinical Research Organizations, a Washington-based trade group formed in 2002. He also served as a director of Icagen, Inc., a biopharmaceutical company, from 1997 until June 2011. He was awarded the Commander in The Most Excellent Order of the British Empire in 2004. Dr. Gillings served as Pro Chancellor of the University of Southampton from 2006 to 2011. In 2012, he received the SCRIP Lifetime Achievement Award in recognition of contributions to the pharmaceutical industry. Dr. Gillings received a diploma in Mathematical Statistics from Cambridge University in 1967 and a Ph.D. in Mathematics from the University of Exeter, England, in 1972. During 1996 to 1997, Dr. Gillings received honorary Professorships of Medicine from Beijing University, Peking Union Medical College, Shanghai University and Xian University. Dr. Gillings has also received Honorary Doctorate degrees from the University of Exeter, the University of North Carolina at Chapel Hill, the University of Southampton, Kings College London, and University College London. In 2008, he became an Honorary Fellow at Queen Mary, University of London, and the Academy of Medical Science, London.

Jonathan J. Coslet, age 51, has served as a director since our going private transaction in 2003. Mr. Coslet is a Senior Partner and the Chief Investment Officer of TPG. He is also Chairman of TPG’s Investment Committee and Management Committee and serves as a member of its Holdings Management Committee. Prior to joining TPG in 1993, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. From 1987 to 1989, Mr. Coslet worked at Drexel Burnham Lambert Incorporated. Mr. Coslet serves on the board of directors of IASIS Healthcare Corporation, an operator of hospitals, PETCO Animal Supplies, Inc., a pet supply retailer, and Life Time Fitness, Inc., a comprehensive health and lifestyle company. Mr. Coslet was formerly a director of Biomet, Inc., a medical device company, J Crew Group, Inc., an apparel retailer, Burger King Corporation, a global fast food hamburger restaurant chain, Caesars Entertainment Corporation, a casino-entertainment provider and Neiman Marcus Group, Inc., an operator of retail stores. Mr. Coslet also serves on the Harvard Business School Advisory Board for the West Coast. Mr. Coslet received his Master of Business Administration from Harvard Business School in 1991, where he was a Baker Scholar and a Loeb Fellow, and his Bachelor of Science in Economics (Finance) from the University of Pennsylvania Wharton School, where he was Valedictorian, summa cum laude, a Gordon Fellow and a Steur Fellow.

Michael J. Evanisko, age 66, has served as a director since May 2010. Mr. Evanisko is currently Chairman of PARx Solutions, Inc., a provider of processing services for physician practices, where he has served as a director and Chairman since June 2012. From September 2010 to December 2012, Mr. Evanisko served on the board of BackChannel Media, Inc., a broadcast technology developer. From June 2002 to February 2008, Mr. Evanisko served as Executive Chairman of Adheris, Inc., a provider of educational and informational services to patients taking prescription medications. He received his Bachelor’s degree in Labor Studies from Pennsylvania State University, his Master of Public Administration from Pennsylvania State University, his Master of Arts in Administrative Sciences from Yale University and his Master of Philosophy from Yale University.

Class II Directors

John P. Connaughton, age 50, has served as a director since January 2008. Since 1997, Mr. Connaughton has been a Managing Director of Bain Capital, which he joined in 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves as a director of iHeartMedia, Inc., a global media and entertainment company, Bio Products Laboratory, a United Kingdom based producer of plasma products, Grupo NotreDame Intermedica, a Brazil based healthcare provider, Beacon Health Options, a provider of managed behavioral health and wellness services in the United States, and The Boston Celtics, a National Basketball Association franchise. Mr. Connaughton was formerly a director of SunGard Data Systems Inc., a software and technology services company, Warner Music Group Corp., a music-based content company, Warner Chilcott plc, an international pharmaceutical company, HCA Holdings, Inc., a corporate operator of hospitals and health systems, CRC Health Corporation, a provider of treatment and educational programs related to behavioral issues, and Air Medical Group Holdings, Inc., a provider of air medical services. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees. Mr. Connaughton received a Bachelor of Science in Commerce from the University of Virginia and a Master of Business Administration from Harvard Business School, where he was a Baker Scholar.

John M. Leonard, M.D., age 58, has served as a director since February 2015. Since July 2014, Dr. Leonard has served as the Chief Medical Officer at Intellia Therapeutics, Inc., a biotechnology company involved in gene-based therapy. Dr. Leonard previously served as the Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc., a global pharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013. Prior to the formation of AbbVie, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research and Development at Abbott from 2008 to 2012. He has over 30 years of combined experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992. Dr. Leonard also serves as a director of Chimerix, Inc., and Vitae Pharmaceuticals, Inc., both biopharmaceutical companies. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Dr. Leonard earned a Bachelor’s Degree in Biochemistry from the University of Wisconsin at Madison and a Doctorate in Medicine from Johns Hopkins University in Baltimore, MD.

Leonard D. Schaeffer, age 70, has served as a director since January 2008. He has served as a partner of North Bristol Partners LLC, a privately held consulting company, since 2006. From 2007 to 2011, Mr. Schaeffer served as the Chairman of the Board of Surgical Care Affiliates, LLC, then a privately held company operating a national network of ambulatory surgical centers and surgical hospitals. Mr. Schaeffer formerly served as Chairman of the Board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the United States, Chairman and Chief Executive Officer of WellPoint Health Networks Inc. and Chairman and Chief Executive Officer of Blue Cross California and as a director of Allergan, Inc., a publicly traded specialty pharmaceutical company (1993 – 2011), and as a director of Amgen, Inc., a publicly traded biotechnology company (2004 – 2013). Mr. Schaeffer now serves on the boards of Walgreens Boots Alliance, a publicly traded pharmaceutical manufacturing, wholesale and distribution holding company, and scPharmaceuticals, a privately held medical device company. While serving in the federal government from 1978 to 1980, Mr. Schaeffer was Administrator of the Health Care Financing Administration (now CMS) and was responsible for the United States Medicare and Medicaid programs. Mr. Schaeffer was named the Judge Widney Professor and Chair at the University of Southern California in 2007 and serves on the boards of the Brookings Institution, the RAND Corporation, the University of Southern California, and on the Board of Fellows of Harvard Medical School. He is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Schaeffer received his Bachelor of Arts from Princeton University in 1969.

Class III Directors

Jack M. Greenberg, age 73, has served as a director since January 2004 and as Chairman since January 2016. He has served as Chairman of The Western Union Company, a money transfer services firm, since September 2006 and InnerWorkings, Inc., a global marketing supply chain company, since June 2010. He formerly served as Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 and August 1998, respectively, until his retirement in December 2002. Before becoming its Chief Executive Officer, Mr. Greenberg held various senior positions at McDonald’s, including Vice-Chairman, President and Chairman and Chief Executive Officer of McDonald’s USA, a division of McDonald’s Corporation. Mr. Greenberg also served as a director of The Allstate Corporation, a property and casualty insurance company, and Hasbro, Inc., a publicly traded branded play company until May 2015. He also served as a director of Manpower Inc., a publicly traded workforce solutions company, from October 2003 to September 2014. He currently serves as a director of Navicure, Inc., a provider of web-based billing and payment solutions, and of Pinstripes, Inc., both privately held companies. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is also a Life Trustee of DePaul University (having previously served as its Chairman), The Field Museum and the Institute of International Education, as well as the Chairman of the board of directors of the Metropolitan Pier & Exposition Authority. He formerly served on the executive committee of The Chicago Community Trust. Mr. Greenberg holds a business degree from DePaul University’s School of Commerce and a Juris Doctor from DePaul University’s School of Law.

Annie H. Lo, age 65, has served as a director since September 2015. Ms. Lo has more than 30 years of financial and operational experience at Johnson & Johnson, a global healthcare company, most recently serving as the Chief Financial Officer of the Worldwide Consumer & Personal Care Group from 2001 until her retirement in 2011. Ms. Lo has served as a director of TransForce Inc., a Montreal-based transportation and logistics company, since 2014, and served as a director of Ansell Ltd., an Australian manufacturing company, from 2013 until 2015. Ms. Lo received her Bachelor’s Degree in Taiwan from National Taiwan University and her Masters of Business Administration from Eastern Michigan University. She is a Certified Management Accountant (CMA).

Thomas H. Pike, age 56, has served as Chief Executive Officer of Quintiles Transnational since April 2012, as a director since August 2012 and as our Chief Executive Officer since January 2013. Mr. Pike served as Chief Executive Officer of Accelion, Inc., a healthcare outsourcing firm, from January 2010 to November 2010. Following his service with Accelion, Inc., Mr. Pike acted as an independent consultant. Mr. Pike previously spent 22 years with Accenture, a global management consulting, technology services and outsourcing company, including serving as Chief Risk Officer from September 2009 to January 2010, Managing Director—North America Health and Products Industries from December 2006 to August 2009, Chief Operating Officer—Global Resources Industries from March 2002 to December 2006 and Managing Partner—Growth & Strategy from 1999 until March 2002. Mr. Pike began his career in the consulting industry, including as a Senior Engagement Manager with McKinsey & Company from 1989 to 1992. Mr. Pike received his Bachelor of Science in Accounting from the University of Delaware.

Executive Officers

Information regarding each of our executive officers (other than Mr. Pike), including their age as of March 21, 2016, their tenure with our Company and other information regarding their experience and qualifications, is set forth below.

Kevin K. Gordon, age 53, has served as our Executive Vice President and Chief Operating Officer since October 2015. From July 2010 to December 2015, Mr. Gordon served as our Executive Vice President and Chief Financial Officer. Prior to joining us, he spent 13 years with Teleflex Incorporated, a global, publicly traded health care company, most recently serving as Executive Vice President and Chief Financial Officer from March 2007 to January 2010. Prior to serving at Teleflex, Mr. Gordon spent 12 years in senior finance positions with Package Machinery Company and KPMG. Mr. Gordon received his Bachelor’s degree in Accounting from the University of Connecticut.

Michael R. McDonnell, age 52, has served as our Executive Vice President and Chief Financial Officer since December 2015. Prior to joining us, he was the Executive Vice President and Chief Financial Officer of Intelsat, a leading global provider of satellite services, from November 2008 until December 2015. He was previously Executive Vice President, Chief Financial Officer and Treasurer of MCG Capital Corporation, a publicly-held commercial finance company, from September 2004 and its Chief Operating Officer from August 2006 through October 2008. From August 2000 to August 2004, Mr. McDonnell was employed by EchoStar Communications Corporation (f/k/a DISH Network Corporation), a direct-to-home satellite television operator, where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. Prior to joining EchoStar, from 1986 to 2000 Mr. McDonnell was employed by PricewaterhouseCoopers LLP, where he was a partner from 1996. He also served on the board of directors of Catalyst Health Solutions, Inc., a pharmacy benefit management company, from 2005 to 2012. Mr. McDonnell has a Bachelor of Science degree in accounting from Georgetown University and is a certified public accountant.

James H. Erlinger III, age 57, has served as our Executive Vice President, General Counsel since January 2013 and as our Secretary since February 2013. Prior to joining us, he spent over 27 years practicing corporate law at Bryan Cave, LLP, a multinational law firm. Mr. Erlinger focused his practice on outsourcing, healthcare, joint ventures, mergers and acquisitions, licensing and capital formation. Mr. Erlinger is a certified public accountant and received his Bachelor’s degree in Finance from the University of Missouri-Columbia, his Master of Business Administration from the University of Missouri-Columbia, College of Business and his Juris Doctor from the University of Missouri-Kansas City School of Law.

Qualifications of Our Board

Our Board seeks to ensure that its members have experience, qualifications, attributes and skills that will facilitate the effectiveness of our Board’s oversight responsibilities. Our Board has adopted a corporate governance policy that includes broadly defined, nonbinding guidelines for Board membership such as experience, diversity and term limits.

We believe that the individual and collective experience of our current directors adds value to our Board and our Company. We believe Dr. Gillings is qualified to serve on our Board due to his unique perspective of over 30 years of industry experience and leadership of our Company since its founding, which provides valuable insight to and a vital link between management and our Board. With respect to Mr. Pike, we believe that Mr. Pike’s extensive executive experience, as well as his understanding of our business and strategy from his service as our Chief Executive Officer, qualify him for service as a director, bring a valuable perspective to our Board and provide a vital link between management and our Board. We believe that Mr. Connaughton’s experience as a Managing Director of Bain Capital, service on other public company boards and over 15 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry, qualify him for service on our Board. We believe that Mr. Coslet’s experience as a TPG Senior Partner and over 25 years’ experience, including experience in the pharmaceutical, private equity and investment banking industries, qualify him for service on our Board. With respect to Mr. Evanisko, we believe that Mr. Evanisko’s over 30 years’ experience in management consulting and entrepreneurial ventures in healthcare and his service on our Board since 2010 qualify him for service as a director and bring a valuable perspective to our Board. With respect to Mr. Greenberg, we believe that his previous service as the chairman, chief executive officer and chief financial officer of a global company, McDonald’s Corporation, qualifications as a certified public accountant and current or former service on a number of other public company boards, including as chairman, qualify him for service as a director and bring a valuable perspective to our Board. With respect to Dr. Leonard, we believe that his over 30 years’ experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992 qualify him for service as a director and bring a valuable perspective to our Board. We believe that Ms. Lo’s previous global experience at Johnson & Johnson and her CMA designation qualify her for service as a director and bring a valuable perspective to our Board. Finally, with respect to Mr. Schaeffer, we believe that his substantial health insurance experience as a former chairman of WellPoint, Inc. and chairman and chief executive officer of WellPoint Health Networks Inc. and Blue Cross of California qualify him for service as a director and bring a valuable perspective to our Board. Each of the Disinterested Nominees, including the two who are standing for election at the Annual Meeting, has been nominated by our Governance Committee.

With respect to our directors who were elected to our Board as a consequence of our shareholders’ nomination rights pursuant to the Shareholders Agreement, we note in particular that (i) Dr. Gillings brings the unique perspective of over 30 years of industry experience and continuous leadership of our Company since its founding; (ii) Mr. Connaughton is a Managing Director of Bain Capital, serves on other public company boards and has over 25 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry; and (iii) Mr. Coslet is a Senior Partner at TPG and has over 25 years’ experience, including experience in the pharmaceutical, private equity and/or investment banking industries.

Voting Requirements Under the Shareholders Agreement

As discussed above, the Shareholders Agreement requires the shareholders party thereto to vote their respective shares in favor of the Gillings Nominee, the Management Nominee, the Bain Nominee, the TPG

Nominee and the Disinterested Nominees. If any of Dr. Gillings (together with his affiliates), Bain Capital or the TPG Funds ceases to beneficially own 5% or more of the then outstanding shares of our common stock, then such shareholder group will no longer have the right to designate a nominee to our Board under the Shareholders Agreement and will not be required to vote in accordance with the Shareholders Agreement. Under the Shareholders Agreement, if any shareholder group no longer has the right to designate a nominee, the shareholder group is required to promptly notify our Company in writing. Upon receipt of such notice, our Company’s independent directors will meet to determine whether to request the shareholder group to cause the director designated as its nominee to resign from the Board. If requested in writing by a majority of the independent directors, the shareholder group is required to cause such a director to tender his or her resignation, which must be effective immediately prior to our Company’s next annual meeting of shareholders or earlier in the director’s discretion.

In determining whether to request such a resignation, our independent directors will, as required by our policy for independent director consideration of board resignations, consider the applicable criteria in our Corporate Governance Guidelines, the charter of the Governance Committee, NYSE requirements, good corporate governance practices generally, the availability of additional qualified candidates that may be considered independent, and other information as they may deem relevant.

Director Independence

Our Board affirmatively determines the independence of directors and director nominees in accordance with the requirements of the NYSE listing rules and our Corporate Governance Guidelines. For 2016, our Board has affirmatively determined that Ms. Lo, Dr. Leonard and each of Messrs. Connaughton, Coslet, Evanisko, Greenberg and Schaeffer all meet the definition of “independent director” for purposes of the NYSE rules. In making this determination, our Board determined that none of these directors has a relationship with our Company that a reasonable person might conclude could potentially influence the director’s objectivity in the boardroom in a manner that would have a meaningful impact on the director’s ability to satisfy the requisite fiduciary standards on behalf of shareholders. In addition, in considering the independence of Messrs. Connaughton and Coslet, our Board specifically considered their and our relationships with Bain and TPG, respectively, and concluded that those relationships did not prevent these directors from being independent. As currently constituted, we believe that our Audit Committee, our Compensation Committee and our Governance Committee are comprised entirely of independent directors, including the enhanced independence requirements of Rule 10A-3 of the Exchange Act.

Executive Sessions

Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present and must so meet at least annually. Our non-management directors fulfilled this requirement in 2015. In addition, at least annually the independent directors will meet in a separate executive session. Our independent directors met in separate executive sessions in connection with each of our Board meetings in 2015. Our Corporate Governance Guidelines authorize the non-management and independent directors to designate a director to preside at their respective executive sessions. Pursuant to this authority, at each executive session, our non-management and independent directors, as applicable, select from among themselves a “presiding director” for that session depending upon the nature of the subject matter to be considered. Our Corporate Governance Guidelines also provide that the independent and/or non-management directors shall be entitled, acting as a group by vote of a majority of such independent and/or non-management directors, to retain legal counsel, accountants, or other experts, at our Company’s expense, to advise the independent and/or non-management directors concerning issues arising in the exercise of their functions and powers.

Board Committees

As described above, our Board has three standing Board committees: (i) our Audit Committee; (ii) our Compensation Committee; and (iii) our Governance Committee. The charters for each of these committees are posted on our website at www.quintiles.com/investors. The composition of these committees is determined by our Board, and, beginning in November 2015, each of these committees is composed solely of independent directors.

The following table provides a summary of the committee assignments for each of our directors as of the date of this proxy statement:

	Audit Committee	Compensation and Talent Development Committee	Governance, Quality and Nominating Committee
Class I
Dr. Dennis B. Gillings, CBE	—	—	—
Jonathan J. Coslet	—	—	—
Michael J. Evanisko	Member	Chair	Member

Class II
John P. Connaughton	—	—	—
John M. Leonard, M.D.	Member	—	Member
Leonard D. Schaeffer	Member	Member	Chair

Class III
Jack M. Greenberg	Chair	Member	Member
Thomas H. Pike	—	—	—
Annie H. Lo	Member	—	—

Audit Committee

We have a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Board has determined that Mr. Greenberg and Ms. Lo each qualify as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K.

Our Audit Committee oversees our corporate accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee also provides oversight with respect to:

•	the quality and integrity of our financial statements and internal accounting and financial controls;

•	all audit, review and attest services relating to our financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the auditor engaged to provide such services to us; and

•	the performance of our internal audit department.

Other responsibilities of our Audit Committee include, among other things:

•	selecting and evaluating the qualifications, performance, internal quality controls and independence of the independent auditor and pre-approving all audit engagement fees and terms, as well as audit and permitted non-audit services to be provided by such auditor;

•	discussing any material disagreements, problems or difficulties encountered in the course of audit work, including management’s response and any restrictions on the scope of work or access to required information;

•	discussing with management all significant deficiencies, material weaknesses or other major issues in the design or operation of internal control over financial reporting;

•	reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements, as well as our disclosures under “Management’s Discussion and Analysis”;

•	discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	reviewing and discussing our guidelines and policies with respect to risk assessment and risk management;

•	establishing procedures for receipt, retention and treatment of complaints we receive regarding accounting, auditing or internal controls and the confidential, anonymous submission of anonymous employee concerns regarding questionable accounting and auditing matters; and

•	reviewing and approving all related person transactions.

Our Audit Committee consists of Messrs. Greenberg (Chair), Evanisko and Schaeffer, Ms. Lo, and Dr. Leonard, each of whom our Board has determined meets the definition of “independent director” for purposes of the NYSE rules, including the independence requirements of Rule 10A-3 of the Exchange Act. Our Audit Committee met eight times during 2015.

Compensation and Talent Development Committee

Our Compensation Committee oversees our corporate compensation and benefit programs. The responsibilities of our Compensation Committee include, among other things:

•	establishing and reviewing our overall compensation philosophy;

•	evaluating the performance of our Chief Executive Officer and approving, or making recommendations to our Board with respect to, our Chief Executive Officer’s compensation arrangements;

•	approving, or making recommendations to our Board with respect to, compensation arrangements for our other executive officers and highly compensated employees;

•	approving, or making recommendations to our Board with respect to, new and existing executive compensation programs, including incentive and equity-based plans, and all awards under our equity-based plans;

•	overseeing our management continuity and talent development planning processes and evaluating succession plans for our Chief Executive Officer and other executive officer positions;

•	making recommendations to our Board regarding compensation of non-management directors;

•	selecting and evaluating the qualifications, performance, and independence of the independent compensation consultant;

•	preparing the compensation committee report on executive officer compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K; and

•	overseeing the preparation of the “Compensation Discussion and Analysis” for inclusion in our annual proxy statement or annual report on Form 10-K.

Our Compensation Committee may delegate to a subcommittee of its members (including alternates) any of its functions, duties and authorities, on such terms and conditions and with such limitations (if any) as the Compensation Committee deems appropriate. Our Compensation Committee may delegate to one or more officers designated by the Compensation Committee the authority to make grants to eligible individuals other than our executive officers or directors, provided that the Compensation Committee must have fixed the exercise price of each such grant (or a formula for determining such exercise price) and the vesting schedule, approved the form of documentation evidencing each such grant, and determined the appropriate number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officers to whom such authority is delegated are required to regularly report to the Compensation Committee the grants so made. Any such delegation may be revoked at any time by the Compensation Committee.

Our Compensation Committee solicits the recommendations of our Chief Executive Officer with respect to the compensation of our executive officers other than himself and factors these recommendations into the determination of compensation, as described in “Compensation Discussion and Analysis.” In addition, the Compensation Committee has engaged Semler Brossy Consulting Group LLC, or Semler Brossy, to provide advice to it regarding the compensation of our executive officers. Semler Brossy focuses on executive compensation and does not provide services other than those related to executive compensation and benefits.

As more fully described in “Compensation Discussion and Analysis,” our Compensation Committee looks to Semler Brossy to periodically review and advise the Compensation Committee regarding the adequacy and appropriateness of our executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the Compensation Committee or management. A representative from Semler Brossy attends all regularly scheduled meetings of the Compensation Committee in person or by phone and supports the Compensation Committee by providing independent expertise and advice. Semler Brossy may, on occasion, obtain information and input from management to ensure that its recommendations are consistent with our strategy and culture. Our Compensation Committee, after taking into consideration all factors relevant to such independence, has concluded that Semler Brossy is independent and determined that no conflicts of interest exist between Semler Brossy and Quintiles. To ensure Semler Brossy’s independence, Semler Brossy reports directly to our Compensation Committee and works specifically for the Compensation Committee solely on compensation and benefits.

The current members of our Compensation Committee are Messrs. Evanisko (Chair), Greenberg and Schaeffer. Our Compensation Committee met seven times during 2015.

Governance, Quality and Nominating Committee

Our Governance Committee assists our Board in:

•	monitoring our quality, compliance management processes and regulatory compliance;

•	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a set of corporate governance guidelines applicable to our Company;

•	overseeing and assisting our Board in reviewing and recommending nominees for election as directors; and

•	assessing the performance of the members of our Board.

The current members of our Governance Committee are Messrs. Schaeffer (Chair), Evanisko and Greenberg and Dr.  Leonard. Our Governance Committee met four times during 2015.

Criteria for Director Nomination

Our Governance Committee makes recommendations to our Board regarding persons to be nominated to serve as our directors. When determining whether to nominate a current director to stand for re-election as a director, our Governance Committee reviews and considers the performance of such director during the prior year using performance criteria established by our Board. Our Governance Committee also considers the requirements of the Shareholders Agreement as it applies to the composition requirements of our Board and its committees.

The Governance Committee has the authority to retain, at the expense of our Company and without prior permission of our Board or management, its own outside advisors. The Governance Committee may, from time to time, retain third-party search firms to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. During 2014 and 2015, the Governance Committee engaged Egon Zehnder International, Inc. to assist it in identifying and soliciting potential candidates to join our Board during 2015.

In recruiting and evaluating new director candidates and prior to nominating a person to serve as a director, our Governance Committee assesses a candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences and other background, understanding of our industry and business environment, time commitment, acumen and independence, as well as our Board’s skill needs. We endeavor to have a Board representing diverse backgrounds and experience at policy-making levels in business, education or areas that are relevant to our business. Board members are expected to become and remain informed about our Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. In addition, individual directors and any person nominated to serve as a director should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

As outlined in our Governance Committee’s charter, specific factors the committee may consider in identifying candidates for membership on our Board include (i) ensuring that our Board, as a whole, is diverse and consists of individuals with relevant technical skills, industry knowledge and experience, financial expertise, and local or community ties, (ii) minimum individual qualifications, including strength of character, mature judgment, relevant career experience, independence of thought and an ability to work collegially, (iii) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders, (iv) the extent to which the candidate would fill a present need on our Board, (v) whether the candidate can make sufficient time available to perform the duties of a director, and (vi) the requirements of any shareholders agreement in existence and as may be amended that governs the composition requirements of our Board and its committees.

Consistent with applicable law, the Shareholders Agreement, our bylaws and the criteria set forth in the Corporate Governance Guidelines, our Governance Committee will consider any candidates proposed by any senior executive officer, director or shareholder. Pursuant to our Corporate Governance Guidelines, our Governance Committee will consider candidates recommended by our shareholders on a substantially similar basis as the committee considers other candidates. Shareholders who wish to make nominations for directors for our 2017 annual meeting of shareholders must follow the requirements contained in our bylaws, which are summarized below under “Shareholder Proposals and Nominations.”

Shareholder Proposals and Nominations

We must receive proposals submitted by shareholders pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2017 annual meeting of shareholders no later than the close of business on November 21, 2016. Please address your proposals to James H. Erlinger III, Executive Vice President, General Counsel and Secretary, Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703. Proposals must comply with all applicable SEC regulations.

Under our bylaws, if you wish to nominate directors for election, or present other business at the Annual Meeting, you must give proper written notice of any such nomination or business to our Corporate Secretary, not after February 3, 2017, and not before January 5, 2017. If the 2017 annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from May 5, 2017, the anniversary date of the Annual

Meeting, you must send notice not earlier than the 120th day prior to the 2017 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our bylaws concerning the nomination or the business. A copy of our bylaws may be obtained from our Corporate Secretary at the address noted above.

Board Leadership Structure

In accordance with the Shareholders Agreement, on December 31, 2015, Dr. Gillings retired as our executive chairman and transitioned to a director role. On January 1, 2016, Mr. Greenberg, an independent director, became our Chairman. Our Board appointed Mr. Greenberg to serve as our Chairman because, as discussed above, Mr. Greenberg has extensive leadership and public company board experience. In April 2012, at the time of appointing Mr. Pike as Chief Executive Officer, our Board determined that it was beneficial to continue to separate the role of Chairman and the role of Chief Executive Officer to allow our Chief Executive Officer to focus on leading our Company’s business and operations and formulating our strategy while our Chairman focuses on leading our Board’s oversight of our strategy and performance. To support this leadership structure, as discussed above under “Executive Sessions,” our non-management and independent directors hold regular executive sessions without the presence of management and, in the case of our independent directors, the other members of our Board, which provides additional oversight of our Company and its management. Our Board believes that these layers of Board leadership have provided robust oversight over our Company and its management, including with respect to strategy, operations and risk mitigation.

Although our Board currently believes that it is appropriate to separate the roles of Chairman of the Board and Chief Executive Officer, our Board believes that there is no single best blueprint for structuring board leadership and that, as circumstances change, the optimal leadership structure may change. Accordingly, our Board has affirmatively determined not to adopt a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined and will continue to examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our Company’s needs.

Board’s Role in Risk Oversight

Our Board actively oversees our enterprise risk management program to ensure that we maintain effective risk management. Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks. Our Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our business activities. Risks are identified by management and reviewed with the appropriate Board committee or the full Board for oversight.

While our Board has the ultimate oversight responsibility for the risk management process, our Board’s committees assist it in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on risks associated with our financial statements, internal accounting and financial controls, internal and external audits, cybersecurity, and compliance with legal and regulatory matters in connection therewith, including our guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures. Our Compensation Committee focuses on risks associated with our compensation policies and practices, including those for our executive officers. Our Governance Committee focuses on risks associated with our corporate governance policies and practices and our compliance and ethics program.

Each of these committees reports to our Board with respect to the risk categories it oversees. These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts. In addition, our risk management function conducts regular interviews and surveys of key employees relating to enterprise risk management and reports the results and analysis of such interviews and surveys to our Board.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meetings of Shareholders

During 2015, our Board held 12 meetings. All directors attended at least 75% of the meetings of our Board, except for Mr. Coslet, who attended six of the 12 Board meetings. In addition, all directors attended at least 75% of the meetings of committees of our Board on which the director served that were held during the period for which he served as a director, except for Mr. Coslet, who attended three of the six meetings of the Compensation Committee that occurred during the time he served on the Compensation Committee in 2015. It is our policy that directors are strongly encouraged to attend our annual meetings of shareholders. Accordingly, we expect most, if not all, of our directors to be in attendance at the Annual Meeting. All of our then-serving directors attended our 2015 annual meeting of shareholders.

Communications with Our Board

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, our Board, any committee of our Board, a particular director, or the non-management directors or independent directors as a group may send a letter (signed or anonymous) to: c/o Board of Directors, Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703, Attention: Corporate Secretary. Our Corporate Secretary will forward all such communications to the applicable Board member(s) at least quarterly, except for advertisements or solicitations, which will be discarded. Before any communications will be forwarded, they will be reviewed by the legal department and addressed through our regular procedures for addressing such matters. If the volume of communications becomes such that our Board adopts a process for determining which communications will be relayed to Board members, that process will appear on our website at www.quintiles.com/investors.

Any person, whether or not an employee, who has a concern about our Company’s conduct, or the conduct of any of our people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern by writing to: Quintiles Transnational Holdings Inc., 4820 Emperor Blvd., Durham, North Carolina 27703, attention: Chief Compliance Officer, submitting an inquiry to business.ethics@quintiles.com or by calling the toll-free number for the country identified on: www.quintilesethics.com (1-866-267-4479 for the United States). Our Ethics and Compliance Office will report these submissions to our Governance Committee and, as deemed appropriate, our Audit Committee at or prior to the next regularly scheduled meeting of such committee or committees. Our Ethics and Compliance Office will retain copies of all communications received pursuant to these procedures for a period of at least one year.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that we believe reflect our Board’s commitment to a system of governance that enhances corporate responsibility and accountability. Our Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size, composition and structure of our Board;

•	Director qualifications and independence;

•	Criteria for director nominations;

•	Board committees;

•	Director resignations;

•	Board and committee meetings;

•	Executive sessions;

•	Director term limits;

•	Director access to senior management;

•	Performance evaluation of our Board and its committees;

•	Senior management development and succession plans;

•	Conduct and ethics standards for directors; and

•	Communications with our Board.

Our Corporate Governance Guidelines are available on our website at www.quintiles.com/investors. We intend to provide any future amendments to our Corporate Governance Guidelines on our website at www.quintiles.com/investors.

Code of Ethics

We have adopted a code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of this code of conduct is posted on our website at www.quintiles.com/investors. In the event the code of conduct is revised, or any waiver is granted under the code of conduct with respect to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, notice of such revision or waiver will be posted on our website or disclosed on a current report on Form 8-K as required.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our executive compensation policies and practices and describes the details of our 2015 compensation packages for our named executive officers (“NEOs”). For 2015, the following individuals were our NEOs:

NAME	TITLE
Dr. Dennis B. Gillings, CBE	Executive Chairman
Thomas H. Pike	Chief Executive Officer
Kevin K. Gordon	Executive Vice President and Chief Operating Officer and former Executive Vice President and Chief Financial Officer
Michael R. McDonnell	Executive Vice President and Chief Financial Officer
James H. Erlinger III	Executive Vice President, General Counsel and Secretary

Dr. Gillings retired from our Company on December 31, 2015 and served as an executive officer for all of 2015. Mr. McDonnell joined our Company on December 16, 2015 and served as an executive officer for only a portion of 2015.

Executive Summary

Our compensation strategy has consistently focused on providing total compensation packages that are designed to attract and retain high caliber executives by incentivizing them to achieve company and individual performance goals while closely aligning these goals with our shareholder interests. We emphasize pay for performance and long-term value creation for our shareholders.

Financial Performance

2015 was another year of strong financial performance. In 2015, our service revenues were $4.3 billion, our income from operations was $646.6 million, our net income attributable to our Company was $387.2 million, and our diluted earnings per share was $3.08 for the year ended December 31, 2015.

In addition, we had 2015 net new business of $5.3 billion, representing a book-to-bill ratio of 1.23. We ended the year with $12.0 billion in backlog.

Reconciliations of the non-GAAP measures adjusted income from operations and diluted adjusted earnings per share to the corresponding generally accepted accounting principles in the United States, or GAAP, measures are attached to this proxy statement as Appendix A.

2015 Compensation Decisions

Our executive compensation program is comprised of three key components of total direct compensation:

Base Salary:	Short-Term Cash Incentives:	Long-Term Equity Incentives:
Provide competitive fixed level of pay to attract and retain talent	Reward achievement of specific financial targets and strategic individual objectives	Align executives’ interests with shareholder interests, retain executives and motivate them to achieve long-term goals

We believe our practice of tying compensation to achievement of both annual and long-term financial goals drives strong performance and results in increased shareholder value. Our continued emphasis on variable pay through the use of short-term and long-term incentives is directly aligned with our pay for performance culture. In light of our strong financial performance in 2015, and in consideration of the key elements of compensation as described above, our Compensation Committee made the following compensation decisions in 2015:

Compensation Element	Summary of Decisions Approved
Base Salary	Mr. Gordon received two base salary increases in 2015. The first was approved in the annual review process in recognition of his superior performance as Executive Vice President and Chief Financial Officer during 2014. The second was approved in conjunction with his promotion to Chief Operating Officer. None of the other NEOs received base salary increases.

Short-Term Cash Incentives

Our Company changed its incentive plan for senior executives in 2015.

Dr. Gillings’ and Mr. Pike’s payouts were determined entirely based on performance against Company financial objectives.

Payouts for the other eligible NEOs were determined based on the following formula:

The total payout for each NEO was calculated based on the degree to which the financial and/or individual objectives were achieved. See “—Short-Term Incentives.”

Our Compensation Committee approved the following payouts plan for 2015:

	NEO	Payment	% of Target
	Dr. Gillings	$ 784,000	98%
	Mr. Pike	$1,225,000	98%
	Mr. Gordon	$ 678,000	118%
	Mr. Erlinger	$ 322,000	129%
	Mr. McDonnell joined our Company in December 2015 and was not eligible for a short-term incentive payout for the 2015 performance period.

Long-Term Equity Incentives	Our Compensation Committee approved the following long-term equity awards on March 4, 2015 as part of our annual award process for executives:
	NEO	Grant Date Value of Award	Number of Options Granted (75% of Award)	Number of Performance Units Granted (25% of Award)
	Mr. Pike	$2,500,000	82,500	9,626
	Mr. Gordon	$2,000,000	66,000	7,701
	Mr. Erlinger	$800,000	26,400	3,080

After taking into account existing stock ownership and prior awards, our Compensation Committee decided not to provide a long-term equity grant to Dr. Gillings.

Mr. McDonnell was not eligible to receive a 2015 annual equity grant based on his date of hire. He was awarded $2,500,000 (grant date value) of restricted stock units in conjunction with his hire in December 2015.

In 2016, we are changing the mix of the awards to 50% options and 50% performance units. We feel this more appropriately aligns the interests of our executives with those of our shareholders and is reflective of our pay for performance philosophy.

Compensation Philosophy

Our compensation philosophy centers upon a few key objectives:

Pay for Performance	We reward our executives based on the achievement of our corporate financial, operational and strategic goals.
Aligned Interests	We deliver a significant portion of each executive’s compensation through equity-based awards to align the interests of our executives and our shareholders.
Attraction and Retention	We provide competitive compensation packages that attract, motivate and retain our top talent to drive favorable business outcomes.
Risk Management	We continuously assess and properly manage compensation risk in the context of our business strategies.

Our overall compensation mix is directly aligned with our compensation philosophy. Our NEOs’ total compensation packages are comprised of a significant amount of at-risk pay to align NEOs’ incentives with the achievement of our objectives.

At-risk compensation includes each executive’s short-term cash incentive target and annual equity award. The annual equity award value in 2015 for Mr. Pike included the annualized value of his initial equity grant that vests over five years. The NEOs’ average compensation is comprised of Mr. Gordon’s and Mr. Erlinger’s compensation packages for 2015.

As noted above, risk management is an important component of our compensation philosophy. We believe that sound governance is a critical element of a successful compensation program to safeguard the interests of our employees as well as our shareholders.

We Do...	We Do Not...

✓     Pay for performance: A significant portion of our executives’ compensation is tied to Company performance.

✓     Assess risks: We perform an annual compensation risk assessment to ensure our practices and protocols mitigate risk.

✓     Have Share Ownership Guidelines: Each of our senior executives must meet minimum ownership requirements to help align their interests with those of our shareholders.

✓     Have a Clawback Policy: Our Company reserves the right to clawback incentive compensation when appropriate under various circumstances.

✓     Utilize double trigger vesting: Our Company implemented a Change in Control Severance Plan in 2015 that generally subjects the equity awards of our senior executives to double trigger vesting.

     Take excessive risks: Our incentive programs use varied corporate and/or individual performance metrics that are evaluated by our Compensation Committee.

     Backdate stock options: We do not backdate stock options, restricted stock units or performance units, or issue them with below market exercise prices.

     Exercise price reductions of stock options: We do not reprice our stock options. We have only made exercise price reductions to stock options in conjunction with special dividends made to shareholders prior to our IPO.

     Provide excessive benefits or perquisites: We provide standard health, retirement and disability programs to all our employees, and our NEOs generally participate in the same programs as our employees. We do offer NEOs an optional executive physical, which we feel is consistent with our philosophy and culture of wellness.

     Encourage hedging and pledging: Our written policies strongly discourage individuals covered by our insider trading policies from engaging in hedging and pledging activities. Directors, executives and their immediate family members must receive written approval from the General Counsel prior to entering into a hedging transaction or a pledge involving our shares.

Roles in Compensation Decisions

Our Compensation Committee oversees our executive compensation program. Our Compensation Committee, with input from management and the advice of outside consultants, makes decisions that are targeted towards implementing compensation arrangements that reward the achievement of annual, long-term and strategic goals.

Compensation Committee	Three independent directors

•     Approves compensation for all executive officers

•     Evaluates performance of, and recommends compensation for, the Chief Executive Officer

•     Establishes compensation policies

•     Approves all incentive plan design and relevant performance metrics

•     Oversees management continuity and the talent development and succession planning processes

Independent Committee Consultant	Semler Brossy

•     Advises on compensation matters at the direction of the Compensation Committee

•     Consults on market best practices

•     Advises the Compensation Committee on trends and compliance issues

•     Provides relevant market and peer group data and information

•     Reviews and reports on Committee materials, participates in meetings and liases with Committee Chair

Chief Executive Officer	Key stakeholders as appropriate

•     Recommends compensation for all executive officers, other than the Chief Executive Officer

•     Provides input to the Compensation Committee on development of compensation policies

•     Recommends appropriate goals for short and long-term incentive plans

•     Reports on key talent development and succession planning activities

Management’s Consultant	Ernst & Young
• Provides competitive market survey data • Consults on market best practices • Advises management on trends and compliance issues

Factors Considered in Making Pay Decisions

Decision Making Approach

Our executive compensation program is built on decisions made regarding total compensation packages, which we intend to be appropriately competitive, and decisions on each individual pay component within that package. Consistent with our compensation philosophy, our Compensation Committee believes that a significant portion of each executive officer’s compensation should be at risk based on continued service and our Company’s and the individual’s performance.

When making a pay decision for our executive officers, our Compensation Committee considers three primary factors:

Company Performance Measured by achievement of financial objectives	Individual Performance Measured by year-end assessments	Competitive Market Data Peer group and published survey analysis
• Did we fail to meet, meet, or exceed our financial objectives for the year? • Did our performance this year position us well to create future shareholder value?

•   Did the individual fail to meet, meet, or exceed performance objectives?

•   What was the individual’s contribution to business results and strategic objectives?

•   Did the individual demonstrate leadership and our core values?

•   Did the individual adhere to our compliance related performance objectives?

•   How do our pay levels compare to peer group and published survey data levels?

•   What are our peer group plan design components, and how do ours compare?

•   What are the relevant market best practices?

Competitive Market Data

Our Compensation Committee does not make any compensation decisions solely based on benchmarks, compensatory formulas or market comparisons. Rather, our Compensation Committee’s process for determining executive compensation balances the three principal factors listed above and includes as one consideration the highly competitive market for executives in the biopharmaceutical and services industries, including an evaluation of companies with similar growth and revenue characteristics within our business segment.

Our business combines, and our peer group derives from, two principal industries: life sciences and services.

For 2015, our peer group consisted of the following companies, listed by order of service revenues from largest to smallest. Italicized text indicates companies that are new to our peer group for 2015.

Computer Sciences Corp.	Booz Allen Hamilton Holding Corp.	Endo International
Cognizant Technology Solutions	Perrigo	IMS Health Holdings
Mylan	Cerner	Genpact
Quest Diagnostics	Unisys	Parexel International
Lab. Corp. of America Holdings	Mallinkrodt	FTI Consulting
Agilent Technologies	Team Health Holdings

The screening process to establish our 2015 peer group included identification of relevant industries, then selection of companies with a similar size and scope to ours. Additionally, significant consideration was given to the high volume of merger and acquisition activity that took place within our industry in 2015. We used service revenues to evaluate the size component, seeking companies with revenues between 0.5 and 2.5 times our own. To identify companies with a similar scope, we evaluated qualitative factors such as business models, workforce dynamics and competition for talent.

Based on this screening process, and eliminating companies acquired in 2015, the following companies were removed from our 2014 reported peer group: Allergan, Actavis, AECOM, Omnicare, Hospira, Forest Labs, Covance, Towers Watson and Valeant.

In addition to our peer group compensation information, our management reviewed published market survey data with the assistance of Ernst & Young to aid in making compensation recommendations to our Compensation Committee. The surveys that were referenced in our review were furnished by Equilar, Mercer and Towers Watson. We have posted the list of the component companies of these surveys on our website at www.quintiles.com/investors. The scope criteria were primarily focused on life sciences, professional services and pharmaceuticals/biotechnology firms with a revenue scope that is similar to our Company. We find published survey data to be a helpful reference point to provide and validate broader industry compensation insights on privately held and publicly traded companies similar to ours in industry focus, size and business complexity.

The comparative compensation information is just one of several analytic tools that are used in setting executive compensation. Our Compensation Committee exercises its discretion in determining the nature and extent of market data it reviews to test the reasonableness of our overall executive compensation program.

Shareholder Engagement and Results of 2015 Say-on-Pay Vote

During 2015, we expanded our shareholder engagement program, as we believe shareholder engagement is essential to maintaining our good governance profile. We are looking to build a collaborative and mutually beneficial approach to discussing issues of importance to shareholders that affect our business. In the past 12 months, we have engaged with institutional investors representing approximately 57% of our outstanding shares.

At our 2015 annual meeting of shareholders, 98.5% of our shareholders who voted on the “Say-on-Pay” proposal approved the compensation of our NEOs, an improvement from 80% in 2014. Our Compensation Committee believes that this vote endorses our Company’s compensation philosophy and programs and is reflective of the continued focus on evolving our compensation strategy. Our Compensation Committee will continue to monitor shareholder feedback each year as it reviews and establishes future executive compensation plans and determines awards for our executive officers.

Our 2015 Compensation Program

As part of an overall evaluation of our compensation program during 2015 and early 2016, our Compensation Committee has taken several actions to enhance our executive compensation program, including increasing the weighting of performance units for our annual equity grants in 2016, adjusting the emphasis on financial results, and adopting the change in control severance plan that has double trigger vesting of equity. We believe these changes improve alignment with performance and market practices

In making determinations with respect to compensation for our executive officers for 2015, and allocation of that compensation among the core components of our executive compensation program, we sought to provide competitive levels of fixed compensation (base pay). In addition, through annual and long-term incentives, total direct compensation increased if performance objectives were exceeded and was reduced appropriately if performance objectives were not met.

The differences in total direct compensation levels among our NEOs are primarily due to our Compensation Committee’s assessment of each position’s internal value and the general differences in the range of compensation for similar positions in our peer group and published market survey data.

The following sections describe the decisions our Compensation Committee made with respect to our NEOs for each component of 2015 executive compensation.

Base Salary

Our Compensation Committee attempts to maintain base salaries at competitive levels while also reserving a substantial portion of compensation for the other components of compensation that are more directly linked to our Company performance and individual performance. Generally, base salaries of the NEOs are reviewed annually. In making decisions regarding base salary, one factor considered by our Compensation Committee is the use of relevant market data comparisons (market survey information for Mr. Erlinger, peer group for other NEOs). In keeping with this approach, Mr. Gordon received a second base salary increase in October 2015 in conjunction with his promotion to Chief Operating Officer. His final base salary in 2015 was $675,000. Only Mr. Gordon was provided a base salary increase in 2015.

NEO	Base Salary February 2014	Base Salary February 2015	% Increase
Dr. Gillings	$800,000	$800,000	0%
Mr. Pike	$1,040,000	$1,040,000	0%
Mr. Gordon	$580,000	$600,000	3.4%
Mr. Erlinger	$435,000	$435,000	0%

Short-Term Incentives

In 2015 our Compensation Committee approved a change to how our Management Incentive Plan (MIP) incentivizes and rewards our key senior executives for superior Company and individual performance. Historically, the MIP has been funded with a pool approach, and final payouts were allocated based on a combination of pool funding and individual performance.

Our MIP is now designed to better align with our pay for performance philosophy, bringing together the appropriate balance of rewards based on Company financial performance and successful completion of individual performance objectives.

Dr. Gillings and Mr. Pike:

For 2015, our Compensation Committee determined that 100% of Dr. Gillings’ and Mr. Pike’s MIP payouts would be determined based on Company financial performance. We believe that directly aligning the incentive awards of our top executives to the financial results of our Company creates a strong connection between executive compensation and shareholder results.

Financial Objectives:
What do we measure?
✓ Service Revenue (50%)
✓ Operating Surplus (50%)
How do we pay out based on attainment versus goals?
$ Threshold: 50%
$ Target: 100%
$ Maximum: 200%

Other Named Executive Officers:

The payout formula under the program is as follows for executive officers other than the Executive Chairman and Chief Executive Officer:

Financial Objectives:	Individual Objectives:
What do we measure?	What do we measure?
✓ Service Revenue (50%) ✓ Operating Surplus (50%)	✓ Varies by role: combination of strategic, operational and workforce objectives
How do we pay out based on attainment versus goals?	How do we pay out based on attainment versus goals?
$ Threshold: 50% $ Target: 100%	$ Range of 0% to 200% based on assessment of performance versus individual objectives
$ Maximum: 200%

Our Compensation Committee and management thoroughly discussed the financial goals established under the plan and the corresponding level of incentive payout associated with attainment of the goals. The combination of revenue and operating surplus in the MIP ensures that we measure performance against more than just one metric, and the degree of difficulty in achieving each of the plan objectives was considered when determining the threshold, target and maximum levels of payout under the plan.

Total payout is determined using the formulaic approach described above combined with the award targets that were approved by our Compensation Committee in February 2015. Award targets are generally established as a percentage of base salary and are summarized in the table below:

NEO	Target (% of salary)	Target ($)
Dr. Gillings	100%	$800,000
Mr. Pike(1)	125%	$1,250,000
Mr. Gordon(1)(2)	85%	$573,750
Mr. Erlinger(3)	—	$250,000
(1)	For the purposes of calculating bonus at target, a portion of base salary that was historically attributed to an executive allowance is not considered for bonus purposes.
(2)	Mr. Gordon’s 2015 target amount was based on his salary as of December 31, 2015.
(3)	The bonus target for Mr. Erlinger was set as a dollar value at target, rather than a percentage of salary.

Summary of MIP Payouts for 2015

After determining our Company’s financial results and assessing the individual performance of the eligible NEOs, our Compensation Committee determined the final payouts for 2015:

	Annual Incentive Target	Financial Performance Component[1]					Individual Performance Component[2]
NEO		Target Payout	x	Actual Performance	=	Payout	Target Payout	x	Actual Performance	=	Payout	Total Payout
Dr. Gillings	$800,000	$800,000	x	98%	=	$7.84,000	$0	x	—	=	—	$784,000
Mr. Pike	$1,250,000	$1,250,000	x	98%	=	$1,225,000	$0	x	—	=	—	$1,225,000
Mr. Gordon	$573,750	$401,625	x	98%	=	$393,593	$172,125	x	165%	=	$284,006	$678,000
Mr. Erlinger	$250,000	$175,000	x	98%	=	$171,500	$75,000	x	200%	=	$150,000	$322,000
1	Dr. Gillings and Mr. Pike’s payouts are based entirely on the financial performance component. Mr. Gordon and Mr. Erlinger’s payouts are based 70% upon this component.
2	Mr. Gordon and Mr. Erlinger’s payouts are based 30% on their performance against their individual performance goals.

Payouts for Mr. Gordon and Mr. Erlinger were rounded to the nearest thousand. Mr. McDonnell was not eligible to participate in the MIP in 2015 based on his date of hire, but he did receive a $1,000,000 signing bonus that is payable 50% within 30 days of his start date and 50% on or before March 15, 2016 if he is still employed at that time.

Highlights of the individual performance results versus objectives for Mr. Gordon and Mr. Erlinger are described below.

NEO	Objective	Results
Mr. Gordon	Capital structure management	Developed cash repatriation management and tax strategies Returned over $515M to shareholders
	Transaction support	Q2 Solutions joint venture successfully launched; integration milestones accomplished
	Other strategic initiatives	Global Delivery Network expansion strategy achieved; increased global footprint and headcount Positive margin improvement in business lines
	Customer relationship management	Executive sponsor for three large biopharmaceutical companies
Mr. Erlinger	Capital structure management	Completed two follow-on offerings and repurchases in May, June, and November which totaled almost $1.8 billion and 25.7 million shares Completed a refinancing of our debt facilities
	Transaction support	Q2 Solutions joint venture successfully launched; integration milestones accomplished
Other strategic initiatives

Significant improvements to Master Service Agreement (MSA) processes resulting in improved quality and efficiency

Reduction in timeframes from contract assignment to execution ranging from 33% to 43% improvement

Determination of 2015 Company Financial Results

The performance target for Net Revenue was $4,168.0 million and our Company achieved $4,121.4 million Net Revenue in 2015, which represents 98.9% attainment of the target. The performance target for Operating Surplus was $884.2 million and our Company achieved $863.7 million Operating Surplus in 2015, which represents 97.7% attainment. For these purposes, (i) Net Revenue represents service revenues as reported in our 2015 consolidated statement of income less the impact of revenue from acquisitions and net of foreign currency fluctuations, and (ii) Operating Surplus represents income from operations as reported in our 2015 consolidated statement of income, excluding restructuring costs, share-based compensation, cash bonus expenses and income associated with acquisitions. After reviewing our Company performance for 2015, our Compensation Committee noted the unusual efforts and success related to the creation of the Q2 Solutions joint venture and the successful re-financing of our Company’s debt, all against the backdrop of adjusted net income growth of 18.5%, adjusted earnings per share growth of 23.3% and 10.2% increase in cash flow from operations. These initiatives and outcomes provided significant benefits to our Company and its shareholders during 2015. Accordingly, our Compensation Committee determined that it was appropriate to exercise the discretion granted to it under the MIP in applying the definition of Operating Surplus to exclude one-time transaction expenses and refinancing expenses totaling $14.6 million incurred in connection with the Q2 Solutions joint venture and debt refinancing to properly recognize our executives’ efforts. Consequently, our Company achieved $878.3 million in final Operating Surplus, which represents 99.7% (rather than 97.7%) attainment of the target. The Company’s 2015 performance equals a 99.3% weighted average of Net Revenue and Operating Surplus targets, which results in a payout of 98% of the portion of the bonus target that is attributed to the financial results.

The Company and our Compensation Committee reserve the right to exercise discretion to lower an executive’s bonus should an executive be found not to be in compliance with our compliance policies and procedures. In addition to the accomplishments noted above, all of our senior executives have been confirmed as being in adherence with our expected compliance policies and procedures.

Long-Term Incentives

We believe superior returns for our shareholders are achieved through a culture that focuses on long-term performance by our executive officers and other senior management. By providing our senior management long-term incentives and placing a significant equity opportunity in their hands, we believe we are better able to align the interests of our executive officers and our shareholders.

In determining award values, our Company considers a variety of factors, including but not limited to company and individual performance, contributions of the executive to the long-term strategy and objectives of our Company, and also takes into consideration competitive data from our peer group and relevant market surveys from Equilar, Mercer and Towers Watson.

In 2015, our Compensation Committee awarded Messrs. Pike, Gordon and Erlinger with long-term incentive awards under the terms of the 2013 Stock Incentive Plan. The awards were delivered via a combination of non-qualified stock options and performance units:

NEO	Award Grant Value	# of Non-Qualified Stock Option (75% of Award)	# of Performance Units (25% of Award)
Mr. Pike	$2,500,000	82,500	9,626
Mr. Gordon	$2,000,000	66,000	7,701
Mr. Erlinger	$800,000	26,400	3,080

The grants to Mr. Pike in 2015 were the first equity grants since his initial award at hire in 2012. The non-qualified stock options granted to Mr. Pike will vest on March 4, 2019. The non-qualified stock options granted to Mr. Gordon and Mr. Erlinger will vest in equal installments of 25% of the award over four years.

Our performance unit grants are based on performance against Total Adjusted Earnings Per Share targets for the three-year performance period beginning on January 1, 2015 and ending on December 31, 2017. Total Adjusted Earnings Per Share is defined in the award agreements as diluted adjusted earnings per share as reported by our Company in our earnings releases, excluding, to the extent applicable, (i) restructuring costs, (ii) loss on extinguishment of debt, (iii) changes to the estimated value of contingent consideration and (iv) any extraordinary nonrecurring items. For information regarding the calculation of diluted adjusted earnings per share, please see Appendix A to this proxy statement.

PERFORMANCE PERIOD	PERFORMANCE MEASURE	THRESHOLD/TARGET/ MAXIMUM PAYOUTS		RESULTS AS OF DECEMBER 31, 2015
2015-2017	Total Adjusted Earnings Per Share	Threshold: 50% Target: 100% Maximum: 200%	Payout Payout Payout	Exceeded target for Year 1 goal

Our Compensation Committee approved the goals for the performance period by considering a combination of our 2015 budget, expectations from analysts and the long-term strategic plan for our business. The objective was to ensure the targets under the plan were reasonable and would be sufficiently challenging to align payouts under the plan with actual performance.

For 2016 awards, we are further evolving our emphasis on performance by changing the mix of awards for our NEOs as summarized in the table below.

2015 Grants		2016 Grants
% Non-Qualified Stock Options	% Performance Units	% Non-Qualified Stock Options	% Performance Units
75%	25%	50%	50%

As Dr. Gillings indicated in February 2015 that he would retire as Executive Chairman on December 31, 2015, our Compensation Committee did not provide Dr. Gillings an equity grant in 2015. Mr. McDonnell was not eligible to receive an equity grant in 2015 based on his date of hire, but received a grant of 36,374 restricted stock units (with a grant date fair value of $2,499,985), which will vest in equal 25% installments over four years subject to certain terms of acceleration in the event of Mr. McDonnell’s termination as more fully described below.

Benefits and Perquisites

Executive Benefits

Our employees generally, including our NEOs, are eligible for certain benefits, such as group health and disability insurance, employer contributions to our 401(k) plan and basic life insurance premiums. These benefits are intended to provide competitive and appropriate protection in case of sickness, disability or death. The 401(k) plan provides our employees the opportunity to save for retirement on a tax-deferred basis. NEOs may elect to participate in the 401(k) plan on the same basis as all other employees. We may provide a discretionary matching contribution to eligible 401(k) plan participants in an amount determined annually prior to the beginning of a plan year. For 2015, as in prior recent years, our discretionary matching contribution matched the first 3% of employee contributions at 100% and the next 3% of contributions at 50%. Our discretionary matching contributions under the 401(k) plan vest 50% after one year of service and 100% after two years of service. In 2015, the Compensation Committee approved a new Executive benefit program as an available benefit offering for the CEO and his direct reports. We have elected to partner with Duke Executive Health to offer voluntary participation in an Executive Physical. We feel this is an important benefit to provide to ensure that our top executives can receive the health assessments needed in the most efficient and comprehensive manner possible, and that offering this benefit is well aligned with our overall company philosophy as a leading provider in the health and well being space. None of our NEOs elected to use this benefit in 2015.

Our Compensation Committee believes that perquisites should not constitute a significant part of our executive compensation program. From time to time, we may provide limited perquisites to our executive officers on an individual basis as appropriate under the circumstances. For example, in connection with new hires, we have from time to time covered legal fees and relocation expenses for our executives. In addition, we have covered the installation or enhancement of home security systems for several of our senior executives (including certain of our NEOs). To offset unintended increased taxable income effects and to provide these perquisites and benefits on a “tax-neutral” basis, we also provided tax gross-ups with respect to the security systems provided to our NEOs. Friends and family members of certain of our NEOs have, in limited circumstances, accompanied such executives on business travel on the airplane owned and operated by GF Management Company, LLC, or GFM, a company controlled by Dr. Gillings. We paid a flat hourly rate for the use of the airplane, so any such travel was at no additional incremental cost to us. See “Certain Relationships and Related Person Transactions—Other Transactions.”

Supplemental Elements of the Compensation Program

Equity Grant Policy

In February 2015, our Compensation Committee approved an updated Equity Grant Policy that outlines the delegation of authority set forth to appropriate parties to approve grants, as well as our approach to determining grant date and grant price. Our Compensation Committee has the authority to make equity awards to officers and employees of our Company or to delegate the authority to make equity awards to one or more officers designated by our Compensation Committee to eligible individuals other than members of our Board or executive officers. Any grants made by an officer or officers pursuant to the delegation of authority by our Compensation Committee shall be regularly reported to our Compensation Committee. In the case of equity grants that are subject to approval by our Compensation Committee, each equity award will be granted with an effective date as of the date of the approval by our Compensation Committee. In the case of equity grants approved by any officer or officers of our Company pursuant to the delegation of authority described above, each equity award will be granted with an effective date of the first trading day of the month following the date of approval. If the effective date determined under the preceding phrases would fall during our Company’s specified “Blackout Period” as defined by the Office of the General Counsel, then such award will be granted with an effective grant date as of the first permitted trading date following such Blackout Period.

Recoupment Policy

Effective January 1, 2015, we have implemented a formal recoupment, or “clawback,” policy for the recovery of incentive-based compensation paid to current and former executive officers on the basis of financial results that are subsequently restated as a result of misconduct or material noncompliance with financial reporting requirements under GAAP and SEC rules. Our Board has the sole discretion to invoke the policy and direct our Company to recover incentive-based compensation received by such persons on the basis of the restatement.

Share Ownership Guidelines

Our Board believes that management’s ownership of our equity demonstrates a commitment to the long-term profitability of our Company, benefiting shareholders and employees alike. Employees covered by our Share Ownership Guidelines, or the Guidelines, are expected to acquire and maintain a minimum level of ownership in our equity. In order to align management’s long-term interests with our Company’s long-term interests, our Board adopted the Guidelines as outlined below.

Level	Required Holding
Chief Executive Officer and Executive Chairman	Six (6) times annual base salary
Executive Vice President and Chief Operating Officer	Four (4) times annual base salary
Other Named Executive Officers and Key Leaders	Three (3) times annual base salary
Other Executives (Senior Vice Presidents and Vice Presidents)	One (1) times annual base salary
Independent Directors	Five (5) times annual cash retainer

Directors and employees who joined our Company after January 1, 2010, must achieve the minimum level of ownership within five years of becoming subject to the Guidelines. In calculating the required holding amounts, we include: 100% of shares owned outright, 100% of vested and non-vested restricted stock, restricted stock units, phantom stock and similar instruments, and 50% of shares underlying vested and non-vested stock options, stock appreciation rights and other similar instruments and any of the above equity held by immediate family members.

As of December 31, 2015, all of our NEOs and our independent directors were in compliance with the Guidelines.

Payments upon Termination Events

As noted above, we have entered into employment arrangements with all of our NEOs, which provide, among other things, for various benefits upon a termination of their employment under various scenarios. These agreements generally provide for severance benefits of varying periods that are triggered in the event we terminate an executive “without cause” or the executive terminates for “good reason” or due to our material breach, with provisions that define the nature of employment, compensation and benefits while employed, compensation and benefits upon termination, and restrictive covenants relating to trade secrets, confidential information, company property and competitive business activities. These provisions, which (with the exception of certain terms of our employment arrangements with Dr. Gillings and Mr. Pike) generally mirror each other, are designed to promote stability and continuity of senior management. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. We believe protections afforded by post-termination severance payments allow management to focus their attention and energy on making objective business decisions that are in our best interest without allowing personal considerations to cloud the decision-making process.

In connection with Dr. Gillings’ transition out of his role as an executive, we are obligated to pay Dr. Gillings non-compete payments for so as long as we decide to enforce the non-compete provisions of his employment agreement. See “—Employment Agreement with Dr. Gillings” below for a more detailed discussion of amounts owed to Dr. Gillings following a separation.

None of our unvested options or unvested restricted stock units held by our NEOs automatically accelerate upon a change in control, with the exception of Mr. Pike. Mr. Pike holds 482,500 unvested options, which represent 100% of his options whose vesting would be accelerated upon a change in control. With regard to our other unvested awards, our Compensation Committee has the discretion to determine whether awards will vest in the event of a Sale of the Company (as defined in the 2013 Stock Incentive Plan). See “Payments Made Upon Death or Permanent Disability” and “Potential Payments Made Upon Termination” below for a more detailed discussion of these agreements.

In November 2015, our Compensation Committee adopted and approved a Change in Control Severance Plan (the “CIC Plan”). The CIC Plan provides certain benefits if a participant experiences a separation from service as a result of a termination of employment without Cause or resignation for good reason, in either case within (i) 24 months immediately following a Sale of the Company or (ii) the three-month period before a Sale of the Company. See “Change in Control Severance Plan” below for a more detailed discussion.

Executive Compensation Deferral Program

In addition to our standard 401(k) retirement savings plan available to all United States employees, we have established an elective non-qualified deferred compensation plan for certain of our United States-based senior employees, including our NEOs. The plan generally allows eligible employees to defer up to 90% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions. The terms of the plan are intended to comply with Section 409A of the Internal Revenue Code.

Tax and Accounting Implications

Our executive compensation arrangements are designed to take account of and to avoid excise taxes under Section 409A of the Code, and include provisions addressing requirements that apply only after the IPO. Prior to the IPO, we were not subject to the Section 162(m) limitation on deductions for certain executive compensation. We now claim the benefit of a special exemption rule for newly public companies that applies to compensation paid (or compensation in respect of equity awards such as stock options or restricted stock granted) during a transition period that extends until our annual meeting of shareholders scheduled to be held in 2017, unless the transition period is terminated earlier under the Section 162(m) post-offering transition rules. At such time as we are subject to the deduction limitations, we expect that our Compensation Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions; however, our Compensation Committee may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate. Further, we cannot guarantee that awards or other forms of compensation will satisfy 162(m) requirements.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company.

Compensation and Talent Development Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the annual meeting of shareholders in 2016.

THE COMPENSATION AND TALENT

DEVELOPMENT COMMITTEE

Michael J. Evanisko (Chairman)

Jack M. Greenberg

Leonard D. Schaeffer

2015 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for services rendered in all capacities for the years ended December 31, 2015, 2014, and 2013.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Dr. Dennis B. Gillings, CBE	2015	800,000	—	—	—	784,000	—	38,195	1,622,195
Executive Chairman	2014	800,000	—	—	—	1,000,000	—	44,056	1,844,056
	2013	871,212	—	—	—	1,000,000	—	63,279	1,934,491
Thomas H. Pike	2015	1,040,000	—	625,016	2,365,844	1,225,000	—	3,519	5,259,379
Chief Executive Officer and Director	2014 2013	1,040,000 1,035,000	— —	— —	— —	1,600,000 1,500,000	— —	24,423 50,814	2,664,423 2,585,814
Kevin K. Gordon	2015	612,860	—	500,026	1,428,534	678,000	—	13,792	3,233,212
Executive Vice President and Chief Operating Officer	2014	580,000	—	301,581	912,478	819,808	—	12,964	2,626,831
	2013	570,000	500,000	500,033	1,834,757	700,000	—	48,783	4,153,573

Michael R. McDonnell	2015	27,083	500,000	2,499,985	—	—	—	—	3,027,068
Executive Vice President and Chief Financial Officer
James H. Erlinger III	2015	435,000	—	199,984	571,413	322,000	—	16,986	1,545,383
Executive Vice President, General Counsel	2014	434,375	—	124,462	380,624	328,800	—	31,716	1,299,977

(1)	Reflects position held by the NEO at the end of 2015. Dr. Gillings retired as our Executive Chairman as of December 31, 2015. Mr. Gordon was promoted to Executive Vice President and Chief Operating Officer in October 2015 and continued to serve as Executive Vice President and Chief Financial Officer until Mr. McDonnell joined our Company as Executive Vice President and Chief Financial Officer on December 16, 2015.
(2)	Mr. McDonnell’s letter agreement entitles him to a one-time signing bonus in the amount of $1,000,000, of which 50% was payable within 30 days of his start date and 50% was not payable until March 15, 2016, contingent upon his continued employment at that time.
(3)	Amounts for 2015 reflect the aggregate grant date fair value of the restricted stock units and performance units granted computed in accordance with Accounting Standards Codification, “Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2015 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2015 included in Part II of our annual report on Form 10-K. The reported amount was based upon the probable outcome of the performance conditions of the awards as of the grant date. The value of the awards assuming the highest level of achievement of the performance conditions as of the grant date are as follows: Mr. Pike—$1,250,032; Mr. Gordon – $1,000,052; and Mr. Erlinger—$399,969.
(4)	Amounts for 2015 reflect the aggregate grant date fair value for each stock option award granted during fiscal year 2015 as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2015 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2015 included in Part II of our annual report on Form 10-K.
(5)	Amounts for 2015 reflect amounts paid in February 2016 to participating NEOs under the MIP as approved by our Compensation Committee. Mr. McDonnell was not eligible for a prorated annual bonus for the 2015 calendar year. See “Compensation Discussion and Analysis—Our 2015 Compensation Program—Short-Term Incentives.”
(6)	There were no above market or preferential earnings under our elective non-qualified deferred compensation plan.
(7)	See below for additional information regarding the amounts disclosed in the “All Other Compensation” column.

2015 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our NEOs for the year ended December 31, 2015.

Name	Other Perquisites(1) ($)	Aggregate Reimbursements for Taxes Incurred for Certain Perquisites(2) ($)	Life Insurance Premiums/ Other Benefits ($)	Matching Contributions to 401(k) ($)	Total ($)
Dr. Dennis B. Gillings, CBE	18,854	—	7,416	11,925	38,195
Thomas H. Pike	—	1,197	2,322	—	3,519
Kevin K. Gordon	—	625	1,242	11,925	13,792
Michael R. McDonnell	—	—	—	—	—
James H. Erlinger III	—	2,739	2,322	11,925	16,986

(1)	Reflects Dr. Gillings’ reimbursement of expenses incurred by him for personal use of Bloomberg and related financial data subscriptions. In addition, friends and family members have, in limited circumstances, accompanied Dr. Gillings on business trips using the airplane owned and operated by GFM. We incurred no additional incremental cost in connection with this air travel because we paid a flat rate per hour for business use of this airplane by Dr. Gillings.
(2)	Reflects amounts reimbursed for income taxes owed with respect to security systems, including $1,197 for Mr. Pike, $625 for Mr. Gordon, and $2,739 for Mr. Erlinger.

2015 Grants of Plan-Based Awards

The following table provides information with respect to awards made to our NEOs during 2015 pursuant to the MIP and the 2013 Stock Incentive Plan.

		Estimated Possible Payments under Non-equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Dr. Dennis B. Gillings, CBE	n/a	0	800,000	1,600,000	—	—	—	—
Thomas H. Pike	3/4/15	—	—	—	—	82,500	64.93	2,365,844
	3/4/15	—	—	—	9,626	—	—	625,016
	n/a	0	1,250,000	2,500,000	—	—	—	—
Kevin K. Gordon	3/4/15	—	—	—	—	66,000	64.93	1,428,534
	3/4/15	—	—	—	7,701	—	—	500,026
	n/a	0	573,750	1,147,500	—	—	—	—
Michael R. McDonnell	12/16/15	—	—	—	36,374	—	—	2,499,985
	n/a	—	—	—	—	—	—	—
James H. Erlinger III	3/4/15	—	—	—	—	26,400	64.93	571,413
	3/4/15	—	—	—	3,080	—	—	199,984
	n/a	0	250,000	500,000	—	—	—	—

(1)	Reflects potential values of non-equity incentive awards granted to each of the NEOs pursuant to the MIP for the 2015 fiscal year, as described in more detail under “Compensation Discussion and Analysis—Our 2015 Compensation Program—Short-Term Incentives.” Amounts shown in the “Threshold” column assume our Compensation Committee exercises its discretion to authorize the lowest possible award (or $0) for each NEO. Amounts shown in the “Target” column reflect a decision by our Compensation Committee to award each NEO an amount equal to his annual award target amount. Amounts shown in the “Maximum” column represent 200% of the NEO’s targeted award amount. Mr. McDonnell was not eligible for any payments under the 2015 MIP because his employment commenced in December 2015. The determination of the amount to be paid to each NEO under the 2015 MIP is described in more detail under “Compensation Discussion and Analysis—Principal Elements of Compensation—Our 2015 Compensation Program—Short-Term Incentives” and is disclosed as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	The performance unit awards granted to Messrs. Pike, Gordon and Erlinger vest if the recipient remains employed and depends on the degree to which our Company achieves certain Total Adjusted Earnings Per Share goals during a three-year performance period (as defined in the award agreements). The restricted stock unit awards granted to Mr. McDonnell vest over four years, in four equal installments beginning on the anniversary of the grant date, subject to acceleration in the event of Mr. McDonnell’s termination. For additional detail see “Letter Agreement with Mr. McDonnell—Termination.”
(3)	The stock option awards granted to Mr. Pike vest on March 4, 2019. The stock option awards granted to Messrs. Gordon and Erlinger vest over four years, in four equal installments beginning on the anniversary of the grant date.
(4)	The exercise price of the options was equal to the closing price of our common stock on the NYSE on the grant date.
(5)	Amounts reflect the aggregate grant date fair value for each equity award as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of the grant date fair value for the options awards in 2015 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2015 included in Part II of our annual report on Form 10-K.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment arrangements with each of our NEOs which contain provisions that define the nature of employment, compensation and benefits while employed, compensation and benefits upon termination, and restrictive covenants relating to trade secrets, confidential information, company property and competitive business activities.

Employment Agreement with Dr. Gillings

In connection with our privatization in September 2003, Dr. Gillings entered into an employment agreement with us and our parent company at the time, Pharma Services Holding, Inc., or Pharma Services, replacing his prior employment agreement. Quintiles Transnational assumed all rights and obligations of Pharma Services pursuant to this agreement in March 2006. Amendments to Dr. Gillings’ employment agreement were made and entered into on February 1, 2008, December 12, 2008, December 31, 2008, December 14, 2009 and April 18, 2013. These amendments were primarily tied to the successful completion of significant corporate events. The 2009 amendment was implemented in connection with our holding company reorganization in 2009 to clarify that the provisions would continue, unchanged, with respect to shares of Quintiles common stock (as opposed to shares of Quintiles Transnational stock). In connection with our IPO, we amended the terms of Dr. Gillings’ agreement to reduce certain compensation and benefits provided to him and to provide for other modifications necessary to comply with certain provisions of Section 409A of the Code.

Dr. Gillings’ employment terminated on December 31, 2015 due to his planned retirement from our Company. Dr. Gillings served as our Executive Chairman during 2015 and was entitled to the following compensation and benefits during 2015 under the terms of his employment agreement in effect as of December 31, 2015:

•	an annual base salary of $800,000;

•	cash bonus opportunities (through the MIP for 2015), with an award target for 2015 of 100% of his $800,000 salary;

•	participation in all of our general benefit programs; and

•	reimbursement of ordinary and reasonable business expenses.

We also agreed to reimburse GFM for expenses, at the current rate of $13,502 per hour, related to the use of its airplane for business-related travel. Subject to a limit of $2.5 million per year during the term of the employment agreement, in 2015, we reimbursed GFM approximately $1.6 million for the use of its airplane. See “Certain Relationships and Related Person Transactions—Other Transactions.”

Dr. Gillings Non-Compete Payments

Our employment agreement with Dr. Gillings provides for certain post-termination payments and other benefits. The employment agreement includes restrictive covenants requiring Dr. Gillings to disclose and assign to us any developments conceived, made or suggested by him during his employment or the non-competition period (described below) and generally prohibiting Dr. Gillings from:

•	competing with us in any geographic area in which we do business;

•	soliciting or interfering with our relationship with anyone with whom we do business;

•	offering employment to or procuring employment for any of our employees; or

•	disclosing any of our confidential information

until the latest of (i) three years following the date he ceases to own any equity interest in us or any of our subsidiaries, or (ii) three years from the date of his termination of employment, which period we refer to as the non-competition period. For so long as we require Dr. Gillings to comply with these restrictive covenants, we are required to pay him during the non-competition period monthly amounts equal to $150,000, which is the sum of his annual base salary in effect on his termination date ($800,000) plus his annual bonus paid in 2015 ($1,000,000) divided by 12. The agreement pursuant to which Dr. Gillings rolled over his equity in the going private transaction in 2003 contains the same non-compete provisions. These restrictions automatically lapse if we release Dr. Gillings from the non-compete obligation under his employment agreement.

Employment Agreement with Mr. Pike

We entered into an employment agreement with Mr. Pike in April 2012 when he joined our Company. The term of the employment agreement began on April 30, 2012 and continues until terminated as set forth in the agreement. Our agreement with Mr. Pike, as in effect on December 31, 2015, generally provides for the following compensation and benefits:

•	an initial base salary of $83,333 per month;

•	bonus opportunities under our annual incentive plan (through the MIP for 2015), with an award target of 125% of his annual salary;

•	participation in general employee benefit programs, including medical, dental, disability, life insurance, retirement, and personal leave plans; and

•	reimbursement of business expenses.

Mr. Pike’s employment agreement originally provided for an annual executive allowance, which our Compensation Committee subsequently determined to fold into his base salary.

In addition, if either we terminate Mr. Pike without Cause or he terminates for Good Reason (each as defined in Mr. Pike’s employment agreement and outlined below), Mr. Pike’s 482,500 unvested options will continue to vest over the 24-month period beginning on the termination date, contingent upon his executing a customary release of all claims against us arising out of his employment. Furthermore, in the event of a change in control (as defined in Mr. Pike’s employment agreement and outlined below), then all of his options become vested and exercisable.

Under the terms of our agreement with Mr. Pike, the following events constitute a change in control:

•	an acquisition (other than directly from Quintiles Transnational) of any of Quintiles Transnational’s voting securities by any Person (as such term is used in Section 3(A)(9), 13(D)(2) and 14(D)(2) of the Exchange Act), after which such Person, together with its affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the then outstanding voting securities, but excluding any such acquisition by Quintiles Transnational, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by Quintiles Transnational (for purposes hereof, a “Subsidiary”), any employee benefit plan of Quintiles Transnational or any of its Subsidiaries (including any person acting as trustee or other fiduciary for any such plan), or by or for the benefit of Dr. Gillings and/or his family;

•	the shareholders of Quintiles Transnational approve a merger, share exchange, consolidation or reorganization involving Quintiles Transnational and any other corporation or other entity that is not controlled by Quintiles Transnational, as a result of which less than 50% of the total voting power of the outstanding voting securities of Quintiles Transnational or of the successor corporation or entity after such transaction is held in the aggregate by the holders of Quintiles Transnational’s voting securities immediately prior to such transaction; or

•	the shareholders of Quintiles Transnational approve a liquidation or dissolution of Quintiles Transnational, or approve the sale or other disposition of all or substantially all of Quintiles Transnational’s assets to any person (other than a transfer to a Subsidiary).

Additional material terms of our employment agreement with Mr. Pike are described under “Potential Payments Upon Events of Termination” below.

Agreements with Other NEOs

Employment Agreement with Mr. Gordon

Mr. Gordon was initially hired as our Chief Financial Officer in October 2010. Mr. Gordon entered into an employment agreement with Quintiles Transnational on July 20, 2010, which was amended on November 22, 2010. Mr. Gordon served as our Chief Financial Officer through December 2015 and was promoted to the role of Executive Vice President and Chief Operating Officer in October 2015, at which time his employment agreement was amended for the second time (the “Second Amendment”). The Second Amendment amends the employment agreement between our Company and Mr. Gordon to (i) increase his base salary, (ii) provide that the target level for his annual performance bonus for the 2016 performance year and subsequent years will be 100% of his base salary, and (iii) provide that in connection with his retirement from our Company, Mr. Gordon and our Company will enter into a Consulting and General Release Agreement (the “Consulting Agreement”), which Consulting Agreement will be effective as of Mr. Gordon’s designated retirement date.

Term. The term of our employment agreement with Mr. Gordon will continue until it is terminated pursuant to its terms, which include termination by us for Cause or by Mr. Gordon for Good Reason. Either party to the agreement with Mr. Gordon may terminate the employment relationship without Cause at any time upon giving the other party 60 days prior written notice.

Compensation. The employment agreement with Mr. Gordon provides for:

•	Mr. Gordon’s annual base salary, subject to adjustment in accordance with our policies, procedures, and practices as they may exist from time to time;

•	bonus opportunities under our annual incentive plan (the MIP in 2015): the bonus target for Mr. Gordon in 2015 was 85% of his annual salary (excluding amounts relating to prior executive allowances folded into base salary); the bonus target for Mr. Gordon in 2016 is 100% of his annual salary (excluding amounts relating to prior executive allowances folded into base salary)

•	participation in general employee benefit programs, including medical, dental, disability, life insurance, retirement, and personal leave plans; and

•	reimbursement of business expenses.

Other Provisions.

The employment agreement with Mr. Gordon (as discussed below), provides for the acceleration of the vesting of options granted to Mr. Gordon in 2010 in the event of a change in control, and all such options have already vested. In addition, our Compensation Committee approved a Change in Control Severance Plan (as discussed below) and has the discretion to determine whether awards will accelerate in the event of a Sale of the Company (as defined in the 2013 Stock Incentive Plan).

Additional material terms of our employment agreement with Mr. Gordon are described under “Potential Payments Upon Events of Termination” below.

Letter Agreement with Mr. McDonnell

We entered into a letter agreement with Mr. McDonnell in October 2015 in connection with his appointment as our Chief Financial Officer.

Term. The term of our letter agreement with Mr. McDonnell will continue until it is terminated pursuant to its terms, which include termination by us for Cause or by Mr. McDonnell for Good Reason. Either party to the letter agreement may terminate the employment relationship without cause at any time upon giving the other party with 90 days’ advance written notice of its intention to terminate.

Compensation. The letter agreement with Mr. McDonnell provides for:

•	Mr. McDonnell’s annual base salary, subject to adjustment in accordance with our policies, procedures, and practices as they may exist from time to time;

•	a one-time signing bonus in the amount of $1,000,000, 50% of which is payable within 30 days following his start date and 50% of which is payable on or before March 15, 2016, subject to his continued employment at that time (and all of which is subject to forfeiture if we terminate Mr. McDonnell for Cause or if he terminates his employment without Good Reason prior to March 15, 2017);

•	a one-time equity award in the form of time-based restricted stock units with an aggregate grant date dollar value equal to $2,500,000 (the Sign-On RSUs) that will vest in equal 25% installments over four years subject to certain terms of acceleration in the event of Mr. McDonnell’s termination. See “Letter Agreement with Mr. McDonnell—Termination”;

•	bonus opportunities under our annual incentive plan with a target bonus of 85% of base salary, with a fixed and guaranteed annual bonus equal to at least 85% of his base salary for the 2016 calendar year, and that he will not be eligible for a prorated annual bonus for the 2015 calendar year;

•	management to recommend an equity award of $1,000,000 for the 2016 calendar year and annual equity awards thereafter as determined by our Compensation Committee;

•	participation in general employee benefit programs, including medical, dental, disability, life insurance, retirement, and personal leave plans; and

•	reimbursement of business expenses.

Non-Competition Agreement. The letter agreement was conditional upon Mr. McDonnell’s execution of our Company’s Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (the “Non-Competition Agreement”). The Non-Competition Agreement includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

Other Provisions. The letter agreement does not provide for any specific benefits in the event of a change in control. However, our Compensation Committee approved the Change in Control Severance Plan (as discussed below) and has the discretion to determine whether awards will accelerate in the event of a Sale of the Company (as defined in the 2013 Stock Incentive Plan).

The letter agreement also provides that it is expected that Mr. McDonnell will relocate to the Raleigh-Durham, North Carolina area in the summer of 2017, and that prior to relocation, the Company will reimburse the cost of traveling to and staying at our Company’s headquarters.

Additional material terms of our employment agreements with Mr. McDonnell are described under “Potential Payments Upon Events of Termination” below.

Employment Agreement with Mr. Erlinger

We entered into an employment agreement with Mr. Erlinger in November 2012. Mr. Erlinger has served as our General Counsel since January 2013.

Term. The term of our employment agreement with Mr. Erlinger will continue until it is terminated pursuant to its terms, which include termination by us for Cause or by Mr. Erlinger for Material Breach (as defined below). Either party may terminate the employment relationship without cause at any time upon giving the other party 60 days prior written notice.

Compensation. The employment agreement with Mr. Erlinger provides for:

•	Mr. Erlinger’s annual base salary, subject to adjustment in accordance with our policies, procedures, and practices as they may exist from time to time;

•	bonus opportunities under our annual incentive plan (the MIP in 2015) for Mr. Erlinger was fixed at $250,000;

•	participation in general employee benefit programs, including medical, dental, disability, life insurance, retirement, and personal leave plans; and

•	reimbursement of business expenses.

Other Provisions. The employment agreement with Mr. Erlinger does not provide for the acceleration of the vesting of options in the event of a change in control. However, our Compensation Committee approved the Change in Control Severance Plan (as discussed below) and has the discretion to determine whether awards will accelerate in the event of a Sale of the Company (as defined in the 2013 Stock Incentive Plan).

Additional material terms of our employment agreement with Mr. Erlinger are described under “Potential Payments Upon Events of Termination” below.

2015 Outstanding Equity Awards

The following table provides information regarding all outstanding equity awards previously granted to the NEOs as of December 31, 2015.

			Option Awards						Stock Awards
Name	Original Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)			Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dr. Dennis B. Gillings, CBE	—		—	—	—			—	—	—
Thomas H. Pike	5/10/2012	(1)	600,000	400,000	23.83	(8)		5/10/2022	—	—
	5/31/2012	(2)	38,580	—	23.83	(8)		5/31/2022	—	—
	3/4/2015	(3)	—	82,500	64.93			3/4/2025	—	—
	3/4/2015	(4)	—	—	—			—	9,626	660,921(11)
Kevin K. Gordon	8/11/2010	(5)	120,000	—	17.53	(8	)(9)(10)	8/11/2020	—	—
	8/11/2010	(5)	30,000	—	20.35	(8	)(10)	8/11/2020	—	—
	8/8/2012	(6)	75,000	25,000	24.59	(8)		8/8/2022	—	—
	5/8/2013	(6)	50,000	50,000	40.00			5/8/2023	—	—
	5/8/2013	(7)	—	25,000	40.00			5/8/2023	—	—
	5/12/2014	(6)	13,425	40,275	47.87			5/12/2024	—	—
	3/4/2015	(6)	—	66,000	64.93			3/4/2025	—	—
	11/24/2013	(7)	—	—	—			—	11,599	796,387(11)
	5/12/2014	(7)	—	—	—			—	6,300	432,558(11)
	3/4/2015	(4)	—	—	—			—	7,701	528,751(11)
Michael R. McDonnell	12/16/2015	(6)	—	—	—			—	36,374	2,497,439(11)
James H. Erlinger III	2/7/2013	(6)	37,500	37,500	30.07			2/7/2023	—	—
	5/8/2013	(7)	—	15,000	40.00			5/8/2023	—	—
	5/12/2014	(6)	5,600	16,800	47.87			5/12/2024	—	—
	3/4/2015	(6)	—	26,400	64.93			3/4/2025	—	—
	11/24/2013	(7)	—	—	—			—	3,480	238,937(11)
	5/12/2014	(7)	—	—	—			—	2,600	178,516(11)
	3/4/2015	(4)	—	—	—			—	3,080	211,473(11)

(1)	Vesting 20% on each anniversary of the date of grant.
(2)	Vested monthly in equal installments over three years, beginning May 31, 2012.
(3)	Vesting on March 4, 2019.
(4)	Vesting occurs if the recipient remains employed and depends on the degree to which our Company achieves certain Total Adjusted Earnings Per Share goals during a three-year performance period (as defined in the award agreements).
(5)	Originally granted 300,000 options on August 11, 2010, vesting 20% on each anniversary of the date of grant.
(6)	Vesting 25% on each anniversary of the date of grant.
(7)	Vesting 33% on the third anniversary of the date of grant and 67% on the fourth anniversary of the date of grant.
(8)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $2.09 per share, which was approved by our Board in October 2012 in connection with dividends paid to shareholders.
(9)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $2.82 per share, which was approved by our Board in February 2012 in connection with dividends paid to shareholders.

(10)	Options originally issued under the terms of our stock incentive plans with an exercise price equal to the then-current fair value of our common shares as determined in good faith by our Board, with the assistance and upon the recommendation of management, based on a number of objective and subjective factors consistent with the methodologies outlined in the AICPA Practice Aid. Exercise price reported above reflects a reduction in the original exercise price by $2.48 per share, which was approved by our Board in June 2011 in connection with dividends paid to shareholders.
(11)	Based on the closing price of our common stock as of December 31, 2015, which was $68.66, as reported on the NYSE.

2015 Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our NEOs during the year ended December 31, 2015. None of the outstanding restricted stock units held by our NEOs vested during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dr. Dennis B. Gillings, CBE	1,000,000	50,380,000	—	—
Thomas H. Pike	—	—	—	—
Kevin K. Gordon	100,000	4,532,943	—	—
Michael R. McDonnell	—	—	—	—
James H. Erlinger III	—	—	—	—

(1)	Value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.

Equity Awards Outstanding under Existing Stock Incentive Plans

All of the equity awards outstanding as of December 31, 2015 are governed by the 2003 Stock Incentive Plan, the 2008 Stock Incentive Plan or the 2013 Stock Incentive Plan, in addition to the terms of the award agreement covering a particular grant. All equity awards made after our IPO have been issued under the terms of the 2013 Stock Incentive Plan. We expect to grant all equity-based awards under the 2013 Stock Incentive Plan going forward. Under our 2013 Stock Incentive Plan, we may generally grant the following types of awards: stock options (including both incentive stock options and non-qualified options), stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, cash-based awards and other stock-based awards, in each case generally subject to annual award limits set forth in the 2013 Stock Incentive Plan. In 2015, our equity awards issued to our NEOs under the 2013 Stock Incentive Plan were limited to stock options, restricted stock units and performance units.

All awards granted under these stock incentive plans to date are (or were) subject to service-based vesting, which typically ranged from four to five years or performance based vesting over a three year period. All option awards are exercisable for shares of our common stock and are non-qualified stock options. Each option will terminate upon the tenth anniversary of the date of grant. Each restricted stock unit represents the right to receive one share of our common stock shortly after vesting. Each performance unit represents the right to receive one share of our common stock upon the meeting of the performance criteria in order to vest. Except as provided for in a grant award or certificate, or in an employment agreement (as discussed below for Mr. McDonnell), in the event of termination of employment for any reason, all unvested awards immediately terminate. Vested options will remain exercisable for up to 90 days following termination, except they will remain exercisable for up to 365 days if termination is due to death or a disability, retirement or redundancy that is approved by our Compensation Committee. In the event termination of employment is for “Cause” (which under the terms of these stock incentive plans is deemed to mirror the definition of “Cause” found in the employment agreement we have entered into with each of our NEOs), or if an executive breaches a restrictive covenant, all outstanding awards will be forfeited in their entirety.

2015 Non-qualified Deferred Compensation

Pursuant to our elective non-qualified deferred compensation plan, certain eligible employees, including our NEOs, may defer up to 90% of their base salaries as of the first day of the calendar year or partial year and up to 100% of awards earned under the MIP for 2015 and certain cash bonuses and/or commissions payable. Deferral elections are made by eligible employees before the beginning of the calendar year for which the compensation is payable. Contributions to the elective non-qualified deferred compensation plan consist solely of participants’ elective deferral contributions with no matching or other employer contributions. None of the NEOs elected to defer any portion of their salaries or cash bonuses during 2015.

Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective non-qualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. Investment experience in the funds is credited to the participants’ accounts daily, net of investment option related expenses. The plan does not operate in a manner to provide any above-market returns or preferential earnings to participants. In September 2015, the plan changed recordkeepers and the funds available to participants in the plan. For the period January 1, 2015 through September 15, 2015, participants were able to choose among a total of 30 investment options. As of September 16, 2015, participants had a total of 27 investment options to choose from. The NEOs participating in the plan only elected to invest in the following investment options in as of September 15, 2015:

Name of Fund	Rate of Return % (as of 9/15/2015)
Principal LargeCap S&P 500 Index	-2.65
Principal MidCap	1.46
Fidelity VIP Equity-Income	-5.62
Invesco V.I. Core Equity	-5.17

The NEOs participating in the plan only elected to invest in the following investment options after September 16, 2015:

Name of Fund	Rate of Return % (as of 12/31/2015)
Invesco Growth & Income Fund R6	-0.50
Vanguard Institutional Index	2.52
Prudential Jennison Mid Cap Growth	-2.82

Distributions of amounts credited to the account of a key employee under the elective non-qualified deferred compensation plan will generally commence six months after the date of the executive’s separation from service for post 409A money. NEOs may also elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of an unforeseeable emergency, an executive may be allowed to access funds in his deferred compensation account before he otherwise would have been eligible to. Benefits can generally be received either as a lump sum payment or in annual installments over a period not to exceed 15 years, or a combination thereof.

The following table provides information related to the potential benefits payable to each of our NEOs under our elective non-qualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dennis B. Gillings, CBE	—	—	(268,464)	—	5,321,860
Thomas H. Pike	—	—	—	—	—
Kevin K. Gordon	—	—	—	—	—
Michael R. McDonnell	—	—	—	—	—
James H. Erlinger III	—	—	—	—	—

(1)	Amounts in this column are not reported as compensation for fiscal year 2015 in the Summary Compensation Table since they do not reflect above market or preferential earnings. These earnings were also based on the period from September 16, 2015 to December 31, 2015. The aggregate earnings with the prior recordkeeper were ($119,963).

Payments Made Upon Death or Permanent Disability

In the event of death or permanent disability of an NEO, in addition to amounts disclosed below under “Potential Payments Upon Events of Termination,” each NEO will receive benefits under our long-term disability plan or payments under our life and accidental death insurance plans, as appropriate. These payments are generally available to all employees; however, the amounts paid may differ by employee based upon individual base salary and plan limitations on benefits. For example, our executives are eligible for two times the amount of base salary at death (up to $1,000,000). In the event of accidental death, an additional benefit of up to two times the amount of base salary at that time (up to $1,000,000) is also available. Therefore, if such benefits were triggered for the NEOs on December 31, 2015 under our life insurance plans, the legally designated beneficiary(ies) of each NEO, other than Mr. Erlinger, would have received $1,000,000 from life insurance, plus an additional $1,000,000 if death was accidental (excluding any voluntary supplemental coverage elected and paid for by the NEO under our life insurance program). Mr. Erlinger would have received $870,000.

With respect to coverage in the event of long-term disability, our plan provides a benefit of 66 2/3% of base salary, with a maximum benefit of $15,000 per month, for as long as the individual is medically determined to be disabled and certain other requirements are met. Generally, maximum coverage is limited as follows based on an individual’s age at the time he becomes disabled:

If a NEO becomes disabled	His maximum benefit duration will be
Before age 60	To age 65, but not less than five years
At age 60	60 months
At age 61	48 months
At age 62	42 months
At age 63	36 months
At age 64	30 months
At age 65	24 months
At age 66	21 months
At age 67	18 months
At age 68	15 months
At age 69 or older	12 months

As a result, if such benefits had been triggered on December 31, 2015 under our long-term disability insurance plan, based on the then-current age of each NEO, each NEO would have been entitled to receive the following amounts for as long as he remained disabled: Mr. Pike (age 56), $15,000 per month to age 65;

Mr. Gordon (age 53), $15,000 per month to age 65; Mr. McDonnell (age 52), $15,000 per month to age 65; and Mr. Erlinger (age 57), $15,000 per month to age 65.

Potential Payments Upon Events of Termination or Change in Control

We have entered into employment arrangements with each of our NEOs and have a Change in Control Severance Plan, or the CIC Plan, that applies to our NEOs (other than Dr. Gillings). The information below describes and quantifies certain compensation that would become payable under our agreements, plans and arrangements for each of our NEOs as if his employment had terminated on December 31, 2015. Except as otherwise discussed below, these benefits are in addition to benefits generally available to salaried employees, such as distributions under the 401(k) plan and disability benefits.

Except in certain circumstances outlined below, our obligation to compensate an executive ceases as of the termination date, except with respect to any amounts due under the agreement at that time and the amounts subsequently due, if any, pursuant to our annual cash bonus plans.

Change in Control Severance Plan

In November 2015, our Compensation Committee, as part of its ongoing review of our Company’s executive compensation program, adopted and approved a Change in Control Severance Plan (the “CIC Plan”). The Chief Executive Officer and executives Grade 39 and above who report directly to the Chief Executive Officer will be eligible to participate in the CIC Plan as selected by our Compensation Committee, including all our NEOs. Our Compensation Committee adopted the CIC Plan to reflect market practice, create consistency across our Company’s compensation arrangements and formalize a severance policy for a group of our Company’s executives.

The CIC Plan provides certain benefits if a participant experiences a separation from service as a result of a termination of employment without Cause or resignation for good reason, in either case within (a) 24 months immediately following a Sale of the Company or (b) the three-month period before a Sale of the Company. If such events occur and a participant has signed a general release of claims in favor of our Company, the CIC Plan provides the following benefits to such participant: (i) a lump sum payment equal to two times the sum of (x) the participant’s base salary as of the termination date (or if greater, salary in effect on the first occurrence of a Sale of the Company (as such term is defined in the CIC Plan)) and (y) the participant’s target annual cash bonus for the year in which the termination occurs; (ii) an additional lump sum payment equal to the projected cost of the continuation of group health insurance coverage for the participant and the participant’s eligible dependents pursuant to COBRA (if such participant is enrolled in the group health insurance offered by us); (iii) vesting of all outstanding unvested time-based equity awards under our stock incentive plans; and (iv) any performance goals or other vesting criteria under any performance-based equity awards will be deemed achieved at target levels. Benefits provided under the CIC Plan will be reduced by any severance benefits to which a Participant would otherwise be entitled under any general severance policy or plan of our or any agreement between the Participant and us that provides for severance benefits (unless such policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the CIC Plan), even if the NEOs are not terminated in the manner contemplated by the CIC Plan.

Equity Awards

Our NEOs hold equity awards granted under our stock incentive plans. Our stock incentive plans do not provide for acceleration of vesting upon termination of employment (for any reason), but our Compensation Committee has the discretion to determine whether awards granted under the 2013 Stock Incentive Plan will accelerate in the event of a Sale of the Company (as defined in that plan). Additionally, while none of the employment agreements with our NEOs, other than Dr. Gillings and Mr. Pike, provide for any specific benefits in the event of a change in control, the CIC Plan, as described above, provides for payment upon termination of employment in connection with a change of control.

Employment Agreement with Dr. Gillings—Retirement

Dr. Gillings’ employment terminated on December 31, 2015 in accordance with his planned retirement. The description of our employment agreement with Dr. Gillings and the payments he is entitled to receive following his retirement is under “Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement with Dr. Gillings” above.

Employment Agreement with Mr. Pike—Termination or Change in Control

Our employment agreement with Mr. Pike provides for certain payments and other benefits if his employment with us is terminated, which vary depending on the circumstances of his termination.

Events of Termination

Either party may terminate the employment relationship without cause at any time upon giving the other party 60 days written notice. The agreement automatically terminates upon Mr. Pike’s death. In addition, we may terminate his agreement at any time upon written notice to Mr. Pike due to his disability. In addition, we may terminate our employment relationship with Mr. Pike immediately upon written notice at any time for “Cause,” which is defined in Mr. Pike’s employment agreement to include:

•	any willful misconduct or omission by Mr. Pike that demonstrably and materially injures or has the potential to materially injure our Company or our affiliates;

•	gross negligence or willful misconduct by Mr. Pike in the performance of his duties;

•	any material act by Mr. Pike of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of company assets or assets of our affiliates;

•	his being indicted for, convicted of, confessing to, or becoming the subject of proceedings that provide a reasonable basis for us to believe that he has engaged in, a felony or in any other crime involving dishonesty or moral turpitude;

•	a material violation of a provision of our code of conduct or ethics policy;

•	breach of fiduciary duty to Quintiles Transnational or its affiliates; or

•	material breach of the employment agreement that Mr. Pike has not cured within 30 days after we have provided him notice of the material breach.

Under the employment agreement, Mr. Pike may terminate his employment for “Good Reason” if any of the following events occurs without his consent:

•	a change to his reporting relationship such that he is no longer reporting to the Quintiles Transnational Board, which is the same as our Board, or board committee as the Chief Executive Officer of Quintiles Transnational, or, in the case of a change in control, he is no longer the most senior officer of the entity with authority and responsibility for Quintiles Transnational’s business;

•	his annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced, other than due to an across-the-board reduction of not more than 20% attributable to economic conditions and applicable to all of our executive employees;

•	a material diminution in his status, duties or responsibilities, making his position inconsistent with his duties as Chief Executive Officer;

•	a relocation of his principal worksite by more than 50 miles, unless we have proffered an appropriate executive relocation package to defray his expenses and associated costs of such relocation; or

•	our material breach of the agreement, including the provisions covering our representations, insurance and indemnity, or assignment.

Mr. Pike must provide us with written notice of the event constituting Good Reason within 90 days of becoming aware of our actions or inactions giving rise to such Good Reason. Any termination for Good Reason shall become effective 30 days following Mr. Pike’s written notice, provided we have not cured the actions or inactions giving rise to his notice of termination for Good Reason.

Payments Upon Termination

In the event Mr. Pike terminates his employment without Good Reason, his employment is terminated due to death or disability or by our Company for Cause, we must pay Mr. Pike (or his estate) a lump sum equal to any accrued but unpaid base salary, unreimbursed expenses and any earned but unpaid annual incentive bonus (only if Mr. Pike was employed on March 1 of the year following the year which such incentive relates). In addition, in the event of termination by death or disability, we will be obligated to pay any earned but unpaid amount under our annual incentive plan for the prior year and, if such termination occurs after the first quarter of a year, Mr. Pike (or his estate) will also be entitled to a pro rata portion of his annual performance incentive award for the year of termination, based upon actual performance and paid at the time it would be paid if he had continued his employment.

In addition, if either we terminate Mr. Pike without Cause or he terminates for Good Reason, subject to certain conditions outlined below, we will make the following cash severance payments to him:

•	an aggregate amount equal to two times the sum of his then-current annual base salary plus his target annual incentive bonus, payable in monthly installments over the 24 months following his termination;

•	a lump sum payment equal to 24 times our monthly cost (on a group basis) for providing the type of medical, dental, vision, long-term disability and term life insurance applicable to Mr. Pike at the time of his termination;

•	any earned but unpaid amount under our annual performance incentive plan for the prior year and, if the termination occurs after the first quarter of a year, the prorated portion of his annual performance incentive plan bonus for the calendar year of termination, based upon actual performance and paid at the time it would be paid if he had continued his employment; and

•	an aggregate amount equal to $80,000, representing 24 months of his $40,000 annual executive allowance (now folded into his base salary, but considered a separate element of compensation by our Compensation Committee for purposes of determining amounts payable upon Mr. Pike’s termination), payable in monthly installments over the 24 months following his termination.

In addition, if either we terminate Mr. Pike without Cause or he terminates for Good Reason, Mr. Pike’s employment agreement provides that 482,500 of the unvested options will continue to vest over the 24-month period beginning on the termination date. Furthermore, in the event we terminate Mr. Pike without Cause or he terminates for Good Reason within 24 months after a change in control (as defined in Mr. Pike’s employment agreement and discussed above), then the severance payments otherwise payable over 24 months become payable in a lump sum. In the event of a change in control (as defined in Mr. Pike’s employment agreement) all of his options become vested and exercisable.

Also, in the event any of his severance payments are deemed to be parachute payments for purposes of Section 280G of the Internal Revenue Code, then he will receive the greater of (taking into account all federal, state and local income taxes, as well as the parachute tax under Section 280G): (i) the amount that would result in no portion of the severance payments being subject to the parachute tax under Section 280G to be a parachute payment or (ii) the full severance amount.

Mr. Pike’s employment agreement requires, as a precondition to the receipt of the cash severance payments identified in the table below, that he sign a release in which he waives all claims that he might have against us. In addition, his employment agreement requires that he comply with certain provisions of the agreement:

•	prohibiting him, subject to certain customary limitations, from disclosing our confidential information and trade secrets to any person or entity at any time during and for certain periods after the term of his employment (15 years for confidential information and until such information is no longer deemed to be a trade secret);

•	prohibiting him during his employment and for 24 months following the termination of his employment from competing with us in any geographic area in which we do business, soliciting from or interfering with our relationship with any person or entity who is our customer, and from soliciting for or offering employment to any person who had been employed by us (in a managerial or higher position) during his last year of employment, unless such person’s employment with us was terminated more than 12 months prior to the solicitation; and

•	requiring him to disclose and assign to us any work product (or associated rights relating to such work product) created or developed by him while employed by us.

Mr. Pike has also agreed not to take any action which is materially detrimental or otherwise intended to be adverse to our reputation, business relations, prospects and operations.

Potential Payments upon Mr. Pike’s Termination

The following table sets forth our payment obligations upon termination of Mr. Pike’s employment pursuant to the terms of his employment agreement and our other compensation plans under the various scenarios described above. The amounts set forth in the table are estimates and assume a termination of employment occurring on December 31, 2015 (the last business day of our last completed fiscal year). Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon Mr. Pike’s actual termination of employment.

		Company Terminates			Mr. Pike Terminates
	Death ($)	Without Cause ($)	For Cause ($)	Disability ($)	Without Good Reason ($)	For Good Reason ($)	Change in Control(1) ($)
Cash Severance(2)	—	4,500,000	—	—	—	4,500,000	4,500,000
Executive Allowance(3)	—	80,000	—	—	—	80,000	80,000
Insurance Benefits(4)	—	29,454	—	—	—	29,454	29,454
Incentive Plan Benefits(5)	1,225,000	1,225,000	—	1,225,000	—	1,225,000	—
Accelerated Vesting of Equity Awards(6)	—	—	—	—	—	—	18,900,646

Total	1,225,000	5,834,454	—	1,225,000	—	5,834,454	23,510,100

(1)	Amounts in this column represent what Mr. Pike would receive in the event of termination within the time periods referenced in the CIC Plan.
(2)	Equal to two times the sum of his then-current annual base salary ($1,000,000), excluding amounts relating to his prior executive allowance folded into base salary, plus his target annual incentive bonus ($1,250,000). Amount would be paid in monthly installments following termination or in a lump sum if we terminate Mr. Pike without Cause or Mr. Pike terminates for Good Reason within 24 months of a change in control.
(3)	Amount would be paid in monthly installments following termination.
(4)	Estimated insurance benefit payments are generally equal to 24 times our expected monthly cost of providing long-term disability and term life insurance benefits based on Mr. Pike’s circumstances, eligible dependents and benefit elections ($29,454). The amount above also includes the estimated value of additional payments related to taxes incurred (at an assumed tax rate of 35%) as a result of our reimbursement of these expenses ($10,309). Amount would be paid in a lump sum upon termination. Mr. Pike does not currently participate in any of our medical, dental or vision insurance policies.

(5)	Equal to 100% of his annual performance incentive award for 2015 under the MIP ($1,225,000), plus any earned but unpaid amount under the MIP for 2014 (all of which was paid in February 2015).
(6)	If either we terminate Mr. Pike without Cause or he terminates for Good Reason, Mr. Pike’s employment agreement provides that 482,500 unvested options will continue to vest over the 24-month period beginning on the termination date. In the event of a change in control (as defined in Mr. Pike’s agreement), all of his unvested options would vest and become exercisable. In the event of a change in control and Mr. Pike is terminated within the time periods contained in the CIC Plan, all of his unvested options and unvested performance units, which are 9,626 as of December 31, 2015, would vest and become exercisable. Amounts shown are equal to (i) number of unvested options held by Mr. Pike on December 31, 2015 multiplied by the difference between the exercise price of each such stock option, and the fair market value of $68.66 per share as of December 31, 2015 based on the closing price of our shares of common stock as reported on the NYSE and (ii) number of unvested performance units held by Mr. Pike on December 31, 2015 multiplied by the fair market value of $68.66 per share as of December 31, 2015 based on the closing price of our shares of common stock as reported on the NYSE.

Employment Agreement with Mr. Gordon—Termination

Our employment agreement with Mr. Gordon provides for certain payments and other benefits if his employment with us is terminated, which vary depending on the circumstances of his termination.

Events of Termination

Mr. Gordon’s agreement provides that we may terminate his employment relationship immediately without notice at any time for “Cause.” Under Mr. Gordon’s agreement, “Cause” includes:

•	Mr. Gordon’s death;

•	Mr. Gordon’s disability (as defined therein);

•	any act or omission of Mr. Gordon constituting willful misconduct (including willful violation of our policies), gross negligence, fraud, misappropriation, embezzlement, criminal behavior, conflict of interest or competitive business activities which, as determined in our reasonable discretion, shall cause material harm, or any other actions that are materially detrimental to our Company or any of our affiliates’ interests;

•	Mr. Gordon’s material breach of his agreement; or

•	any other reason recognized as “cause” under applicable law.

Our agreement with Mr. Gordon provides that he may terminate his employment for “Good Reason” if any of the following events occurs without his consent:

•	a change to his reporting relationship such that he is no longer reporting to the Chief Executive Officer of our Company;

•	his annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced;

•	a material diminution in his duties or responsibilities, making his position inconsistent with his duties as a “C Level” executive; or

•	a relocation of his principal workplace that exceeds 50 miles.

Mr. Gordon must provide us with written notice of the event constituting Good Reason within 30 days of becoming aware of our actions or inactions giving rise to such Good Reason, subject to a 60-day cure period.

Payments Upon Termination

If either:

•	we terminate Mr. Gordon by Notice of Non-Renewal or without Cause, or

•	Mr. Gordon terminates for Good Reason,

subject to certain conditions outlined below, we will make cash severance payments to Mr. Gordon. The severance amount payable is based on a multiple of monthly salary at the time of termination and then again multiplied by a specified number of months. Mr. Gordon’s multiple is 1.55 and the specified number of months is 24.

Mr. Gordon’s agreement also provides for an additional lump-sum cash payment equal to 24 times our monthly cost of providing medical, dental, vision, long-term disability and term life insurance benefits. To the extent any portion of this payment is included as gross income for Mr. Gordon, he will receive an additional amount equal to the federal income tax applicable to such payment. We refer to these payments as the insurance benefits for purposes of the tabular discussion for Mr. Gordon below.

As previously discussed, while the executive allowance has been folded into base salaries for NEOs, our Compensation Committee still treats it as a separate element of compensation for the purpose of the determining amounts payable upon termination by these executives. Mr. Gordon’s employment agreement requires, as a precondition to the receipt of the cash severance payments, that he sign a release in which he waives all claims that he might have against us and agrees to comply with certain provisions of the agreement:

•	prohibiting him, subject to certain customary limitations, from disclosing our confidential information and trade secrets to any person or entity at any time during and for certain periods after the term of his employment (15 years for confidential information and until such information is no longer deemed to be a trade secret);

•	prohibiting him during his employment and for two years following the termination of his employment from competing with us in any geographic area in which we do business, soliciting from or interfering with our relationship with any person or entity who is our customer, and from soliciting for or offering employment to any person who had been employed by us during his last year of employment, unless such person’s employment with us was terminated more than 12 months prior to the offer or solicitation; and

•	requiring him to disclose and assign to us any work product (or associated rights relating to such work product) created or developed by the executive while employed by us.

Mr. Gordon has also agreed not to take any action which is materially detrimental or otherwise intended to be adverse to our reputation, business relations, prospects and operations.

Consulting Agreement

In accordance with Mr. Gordon’s employment agreement, upon Mr. Gordon’s retirement from our Company, we and Mr. Gordon will enter into a Consulting and General Release Agreement. Under the Consulting Agreement, Mr. Gordon will continue to perform such duties and special projects as we assign to him and shall be paid his regular existing compensation and benefits until his termination date. After such time, Mr. Gordon will provide advice and consultation as we reasonably request in connection with his knowledge, expertise and areas of prior responsibility for a period of five months following his termination date. Additionally, we agreed to reimburse Mr. Gordon for all expenses incurred in connection with the performance of his consulting services and pay Mr. Gordon a consulting fee of (i) an amount equal to his then existing salary for the initial first and second months of the consulting term and (ii) $5,000 per month for the third, fourth and fifth months of the consulting term. Within 75 days of the commencement of the consulting term, the Consulting

Agreement requires us to pay Mr. Gordon a lump sum payment, less applicable withholdings, of $18,000 in lieu of any medical or other benefits during the consulting term.

The Consulting Agreement also provides that certain terms of Mr. Gordon’s Executive Employment Agreement, as amended, will survive termination of such agreement and that the term related to competitive business activities of such agreement shall be extended for the first two months following his termination date and continue for a period of two years thereafter. The Consulting Agreement also contains a mutual nondisparagement clause. In consideration of the benefits contained in the Consulting Agreement, including the monthly consulting fees, the Consulting Agreement contains a current release of claims and covenant not to sue.

Letter Agreement with Mr. McDonnell—Termination

Our letter agreement with Mr. McDonnell provides for certain payments and other benefits if his employment with us is terminated, which vary depending on the circumstances of his termination.

Events of Termination

Mr. McDonnell’s agreement provides that we may terminate his employment relationship immediately without notice at any time for “Cause.” Mr. McDonnell’s agreement defines “Cause” to include:

•	any willful misconduct or omission or act of dishonesty;

•	gross negligence or willful misconduct in the performance of his duties;

•	any material act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets, whether or not related to your employment with our Company;

•	being indicted for, convicted of, confessing to, pleading nolo contendere or becoming the subject of proceedings that provide a reasonable basis for our Company to believe that he has engaged in, a felony or in any other crime involving dishonesty or moral turpitude;

•	material violation of a provision of our Company’s code of conduct, ethics policy or other material policy of our Company;

•	material breach of fiduciary duty to our Company or its affiliates; or

•	material breach of his letter agreement, the Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement or any other written agreement between him and our Company.

Our agreement with Mr. McDonnell provides that he may terminate his employment for “Good Reason” if any of the following events occurs without his consent:

•	a material, adverse change in his title, duties, or responsibilities, including any change as a result of which he is no longer reporting directly to the Chief Executive Officer of our Company;

•	his annual base salary or target bonus opportunity (including any prior increases to such salary or bonus opportunity) is materially reduced;

•	any material breach by our Company of any material provision of his offer letter, including but not limited to a failure of our Company to issue the sign-on award (which we issued to him on December 16, 2015); or

•	a relocation of his principal workplace that exceeds 50 miles.

If either we wish to terminate the offer letter for any reason other than Cause or Mr. McDonnell wishes to terminate his offer letter for any reason, the terminating party must provide 90 days advance written notice.

Payments Upon Termination

If we terminate Mr. McDonnell’s employment other than for Cause or Mr. McDonnell terminates for Good Reason, Mr. McDonnell will be eligible to receive severance in an aggregate amount equal to his base salary plus target bonus in effect for the year of termination, payable in equal installments on the Company’s regular payroll schedule. In addition, if our Company waives any or all of the 90-day notice period for termination described in the letter agreement, then in addition to other severance amounts due, (i) the Company will pay to him an amount equal to his base salary for the number of days waived plus any earned but unpaid bonus that otherwise would have been paid during the notice period under the terms of the annual incentive plan for executives and (ii) any unvested equity with vesting dates that occur during the notice period would vest as though Mr. McDonnell had remained employed during the waived notice period. Mr. McDonnell will be eligible to participate in any change in control severance plan adopted by the Company in the future on the same terms and conditions as would be in effect under such plan for similarly situated executives.

In addition, if we terminate Mr. McDonnell’s employment other than for Cause or Mr. McDonnell terminates for Good Reason, his Sign-On RSUs will become fully vested and any restrictions thereon will lapse as follows: (i) if the termination is prior to the first anniversary of the date of grant, 50% of the Sign-On RSUs; (ii) if the termination is between the first and second anniversaries of the date of grant, an additional 25% of the Sign-On RSUs (such that a total of 50% of the Sign-On RSUs would be vested); and (iii) if the termination is after the second anniversary date of grant, an additional 50% of the Sign-On RSUs that are outstanding and unvested as of the date of termination.

Mr. McDonnell’s letter agreement also requires, as a precondition to the receipt of the cash severance payments identified in the table below, that he sign a release in which he waives all claims that he might have against us and that he complies with certain provisions of the agreement:

•	prohibiting him, subject to certain customary limitations, from disclosing our confidential information and trade secrets to any person or entity at any time during and for certain periods after the term of his employment (10 years for confidential information and until such information is no longer deemed to be a trade secret);

•	prohibiting him during his employment and for one year following the termination of his employment from competing with us in any geographic area in which we do business, soliciting from or interfering with our relationship with any person or entity who is our customer, and from soliciting for or offering employment to any person who had been employed by us during his last year of employment; and

•	requiring him to disclose and assign to us any work product (or associated rights relating to such work product) created or developed by the executive while employed by us.

Mr. McDonnell has also agreed not to take any action which is materially detrimental or otherwise intended to be adverse to our reputation, business relations, prospects and operations.

Employment Agreement with Mr. Erlinger—Termination

Our agreement with Mr. Erlinger provides for certain payments and other benefits if his employment with us is terminated, which vary depending on the circumstances of his termination.

Events of Termination

Either party may terminate the employment relationship without cause at any time upon giving the other party 60 days written notice. Mr. Erlinger’s agreement provides that we may terminate his employment relationship immediately without notice at any time for “Cause.” Mr. Erlinger’s agreement defines Cause to include:

•	Mr. Erlinger’s death;

•	Mr. Erlinger’s physical or mental inability to perform the essential functions of his duties;

•	any act or omission constituting or rising to the level of willful misconduct (including willful violation of our Company’s policies), gross negligence, fraud, misappropriation, embezzlement, criminal behavior, conflict of interest or competitive business activities which may cause material harm, or any other actions that are materially detrimental to our Company; or

•	Mr. Erlinger’s material breach of the employment agreement.

Mr. Erlinger may terminate the employment agreement in the event our Company materially breaches the agreement. Under termination for material breach:

•	Mr. Erlinger provides us with written notice of the material breach of the employment agreement within 30 days of the initial actions or inactions of our Company giving rise to such breach;

•	our Company has not cured such breach within 90 days of such notice; and

•	if our Company fails to cure such breach, Mr. Erlinger terminates employment under this Agreement in writing within seven days of the expiration of the 90-day cure period.

If either (i) we terminate Mr. Erlinger by Notice of Non-Renewal or without Cause or (ii) Mr. Erlinger terminates for Material Breach, subject to certain conditions outlined below, we will make cash severance payments to Mr. Erlinger. The severance amount payable is based on a multiple of monthly salary at the time of termination and then again multiplied by a specified number of months. Mr. Erlinger’s multiple is 1.0 and the specified number of months is 12.

Payments Upon Termination

If we terminate Mr. Erlinger’s employment without Cause, then we shall pay Mr. Erlinger:

•	amounts due on the effective termination date; and

•	an amount equal to the sum of: (i) monthly base salary for the 12 months, (ii) reimbursement for the actual additional costs incurred by Mr. Erlinger, including any additional tax costs associated with such reimbursements, for continued coverage for the 12 months under our Company’s group health, medical and dental benefit plans under COBRA (if available), at the same level as he participated as of termination date and (iii) an amount equal to his annual bonus. The amount due shall be payable in equal monthly installments.

If we terminate Mr. Erlinger’s employment for Cause, then we shall be required to pay Mr. Erlinger: (i) amounts due on the effective termination date and (ii) any amounts subsequently due under the bonus program.

If Mr. Erlinger terminates the employment relationship in connection with a Material Breach by our Company, then we shall pay Mr. Erlinger the following:

•	amounts due at the time of his termination; and

•	an amount equal to the sum of: monthly base salary for the 12 months, (ii) reimbursement for the actual additional costs incurred by Mr. Erlinger, including any additional tax costs associated with such reimbursements, for continued coverage for the 12 months under our Company’s group health, medical and dental benefit plans under COBRA (if available), at the same level as Mr. Erlinger participated as of his termination date and (iii) an amount equal to his bonus under our Company’s bonus program. The amount due shall be payable in equal monthly installments on the same payroll schedule applicable to Mr. Erlinger immediately prior to his separation from service.

Mr. Erlinger’s employment agreement requires, as a precondition to the receipt of the cash severance payments identified in the table below, that Mr. Erlinger sign a release in which he waives all claims that he might have against us and that he complies with certain provisions of the agreement:

•	prohibiting him, subject to certain customary limitations, from disclosing our confidential information and trade secrets to any person or entity at any time during and for certain periods after the term of his employment (15 years for confidential information and until such information is no longer deemed to be a trade secret);

•	prohibiting him during his employment and for one year following the termination of his employment from competing with us in any geographic area in which we do business, soliciting from or interfering with our relationship with any person or entity who is our customer, and from soliciting for or offering employment to any person who had been employed by us during his last year of employment; and

•	requiring him to disclose and assign to us any work product (or associated rights relating to such work product) created or developed by the executive while employed by us.

Mr. Erlinger has also agreed not to take any action which is materially detrimental or otherwise intended to be adverse to our reputation, business relations, prospects and operations.

Potential Payments upon Events of Termination of Other Named Executive Officers

The following table sets forth our payment obligations to each of our other NEOs upon termination of employment pursuant to the terms of such individual’s employment arrangement and our other compensation plans under the various scenarios described above. The amounts set forth in the table are estimates and assume a termination of employment occurring on December 31, 2015 (the last business day of our last completed fiscal year). Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s actual termination of employment.

	Company Terminates			Executive Terminates
	For Cause ($)	Without Cause ($)	Through Notice of Non-Renewal ($)	Through Notice of Non-Renewal ($)	For Good Reason or for Material Breach(1) ($)	Change in Control(2) ($)
Kevin K. Gordon
Cash Severance(3)	—	2,092,500	N/A	N/A	2,092,500	2,700,000
Insurance Benefits(4)	—	73,662	N/A	N/A	73,662	73,662
Executive Allowance(5)	—	60,000	N/A	N/A	60,000	—
Vesting of Equity Award(6)	—	—	N/A	N/A	—	6,092,443

Total	—	2,226,162	N/A	N/A	2,226,162	8,866,105

Michael R. McDonnell
Cash Severance(7)	—	1,202,500	N/A	N/A	1,202,500	2,405,000
Insurance Benefits(4)	—	—	N/A	N/A	—	39,207
Vesting of Equity Award(6)	—	—	N/A	N/A	—	2,497,439

Total	—	1,202,500	N/A	N/A	1,202,500	4,941,646

James H. Erlinger III
Cash Severance(8)	—	685,000	N/A	N/A	685,000	1,370,000
Insurance Benefits(4)	—	38,219	N/A	N/A	38,219	57,328
Vesting of Equity Award(6)	—	—	N/A	N/A	—	2,953,695

Total	—	723,219	N/A	N/A	723,219	4,381,023

(1)	Amounts paid to Mr. Gordon if he terminates for Good Reason, to Mr. McDonnell if he terminates for Good Reason or to Mr. Erlinger for termination for Material Breach.

(2)	Represents amounts payable to the NEO under the CIC Plan if the NEO’s employment terminates within the time periods referenced in the CIC Plan. Under the CIC Plan, any performance goals or other vesting criteria under any performance-based equity awards will be deemed achieved at target levels.
(3)	For payment upon termination without Cause or Good Reason: Equal to 1.55 times Mr. Gordon’s monthly 2015 base salary as of the termination date, multiplied by 24. Amount would be paid in monthly installments following termination. For payment upon change in control: two times the sum of (x) executive’s base salary as of the termination date and (y) target annual cash bonus for the year in which the termination occurs. Change in Control payment amount would be paid in in a lump sum following termination.
(4)	Estimated insurance benefit payments are generally equal to 24 times (for Mr. Gordon) or 12 times (for Mr. Erlinger) our expected monthly cost of providing healthcare benefits, including medical, dental, vision, long-term disability and term life insurance benefits, and are based on each executive’s circumstances, eligible dependents and benefit elections ($47,881 for Mr. Gordon and $24,842 for Mr. Erlinger). The amounts above also include the estimated value of additional payments related to income taxes incurred (at an assumed tax rate of 35%) as a result of our reimbursement of these expenses ($25,781 for Mr. Gordon and $13,377 for Mr. Erlinger). Mr. McDonnell’s estimated insurance benefit payment is only applicable under the CIC Plan. Under the CIC Plan, estimated insurance benefit payments are generally equal to 24 times (for Mr. Gordon) or 18 times (for Messrs. McDonnell and Erlinger) our expected monthly cost of providing healthcare benefits based on each executive’s circumstances, eligible dependents and benefit elections ($47,881 for Mr. Gordon, $25,484 for Mr. McDonnell and $37,263 for Mr. Erlinger). The amounts above also include the estimated value of additional payments related to income taxes incurred (at an assumed tax rate of 35%) as a result of our reimbursement of these expenses ($25,781 for Mr. Gordon, $13,723 for Mr. McDonnell and $20,065 for Mr. Erlinger). Amounts would be paid in a lump sum upon termination.
(5)	Amount would be paid in monthly installments following termination.
(6)	Equal to (i) number of unvested options on December 31, 2015 multiplied by the difference between the exercise price of each such stock option, and the fair market value of $68.66 per share as of December 31, 2015 based on the closing price of our shares of common stock as reported on the NYSE and (ii) number of unvested restricted stock units and/or performance units on December 31, 2015 multiplied by the fair market value of $68.66 per share as of December 31, 2015 based on the closing price of our shares of common stock as reported on the NYSE. Our Compensation Committee has the discretion to determine whether awards will accelerate in the event of a Sale of the Company (as defined in the 2013 Stock Incentive Plan). As of December 31, 2015 our NEOs held the following: (a) Mr. Gordon—206,275 unvested stock options, 17,899 unvested restricted stock units and 7,701 unvested performance units; (b) Mr. McDonnell—36,374 unvested restricted stock units; and (c) Mr. Erlinger—95,700 unvested stock options, 6,080 unvested restricted stock units and 3,080 unvested performance units.
(7)	For payment upon termination without Cause: Equal to Mr. McDonnell’s 2015 base salary plus the amount equal to the target bonus under the MIP for 2015. Amount would be paid in monthly installments following termination. For payment upon change in control: two times the sum of (x) base salary as of the termination date and (y) target annual cash bonus for the year in which the termination occurs. Change in Control payment amount would be paid in in a lump sum following termination.
(8)	For payment upon termination without Cause: Equal to 12 times Mr. Erlinger’s monthly 2015 base salary plus the amount equal to the bonus under the MIP for 2015. Amount would be paid in monthly installments following termination. For payment upon change in control: two times the sum of (x) base salary as of the termination date and (y) target annual cash bonus for the year in which the termination occurs. Change in Control payment amount would be paid in in a lump sum following termination.

2015 Director Compensation Table

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve as independent members of our Board. In setting director compensation, we consider both the time commitment and skill required to serve on our Board.

Compensation Paid to Board Members

In 2015, each of Messrs. Evanisko, Greenberg and Schaeffer continued to serve as independent directors. During 2015, our Board appointed two new independent directors, John Leonard, M.D. and Ms. Annie H. Lo. The annual cash retainer for each independent director was $65,000, paid quarterly. We paid the chairman of our Audit Committee an additional $25,000 annual retainer, paid quarterly, and paid the directors who served as chairmen of our other Board committees an additional $20,000 annual retainer, paid quarterly. These directors also received $2,250 per meeting they attended in person or by teleconference. We also reimbursed the reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of our Board by each of these directors.

In accordance with the director compensation plan applicable to our independent directors, we have granted options and restricted stock units to these directors pursuant to our 2013 Stock Incentive Plan as follows: Dr. Leonard received an initial equity grant of approximately $200,000 consisting of 6,600 shares and 770 restricted stock units; Ms. Lo received an initial equity grant of approximately $200,000 consisting of 6,700 shares and 785 restricted stock units; and each of Messrs. Evanisko, Greenberg, and Schaeffer, and Dr. Leonard received approximately $200,000 in annual equity awards, consisting of a stock option award of 6,600 shares and 771 restricted stock units.

In 2015, the Board did not make a determination that Messrs. Connaughton and Coslet were “independent directors” under applicable NYSE rules. As a consequence, neither Mr. Connaughton nor Mr. Coslet was eligible to receive compensation under our director compensation plan for independent directors in 2015. In February 2016, after careful consideration, the Board determined that both Mr. Connaughton and Mr. Coslet are independent; however, it was acknowledged that neither Mr. Connaughton nor Mr. Coslet would receive compensation under our director compensation plan for independent directors as they were designated for appointment to our Board by Bain Capital and TPG, respectively, under the Shareholders Agreement, and the parties did not contemplate that they would be compensated for their services at the time of the IPO.

Effective January 1, 2016, following Dr. Gillings’ retirement as our Executive Chairman, we revised our director compensation plan to incorporate compensation for the Chairman of our Board. In recognition for leading our Board, an annual cash retainer of $125,000 will be paid quarterly to the Chairman of our Board (in addition to the retainer for serving on our Board). The Chairman of our Board will also receive an additional annual grant of approximately $125,000 equity awards (in addition to the equity awards for serving on our Board), which will vest over a one year period.

The following table provides information related to the compensation of our directors who received compensation from us during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Options Awards(2) ($)	Total ($)
Michael J. Evanisko	150,250	50,007	98,516	298,773
Jack M. Greenberg	153,000	50,007	98,516	301,523
John Leonard, M.D.	107,750	100,003	225,675	433,428
Annie H. Lo	23,000	49,965	111,534	184,499
Leonard D. Schaeffer	148,000	50,007	98,516	296,523

(1)

In accordance with the director compensation plan applicable to our independent directors, our Compensation Committee approved the grant of restricted stock units to each of Messrs. Evanisko, Greenberg and Schaeffer and Dr. Leonard with a grant date of May 7, 2015. These restricted stock units have a one year vesting schedule and will vest on May 7, 2016. Dr. Leonard and Ms. Lo also each received an initial equity grant of restricted stock units on March 4, 2015 and October 30, 2015, respectively, with a three year vesting schedule (34% the first year and 33% the second and third year each). Amounts reflect the aggregate grant date fair value of the restricted stock units granted computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2015 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2015 included in Part II of our annual report on Form 10-K. The aggregate number of unvested restricted stock unit awards outstanding as of December 31, 2015 for each of these directors is as follows: 1,365 for Mr. Evanisko, 1,365 for Mr. Greenberg, 1,541 for Dr. Leonard, 785 for Ms. Lo and 1,365 for Mr. Schaeffer.
(2)	In accordance with the director compensation plan applicable to our independent directors, our Compensation Committee approved the grant of options to purchase shares of our common stock to each of Messrs. Evanisko, Greenberg and Schaeffer and Dr. Leonard. These options were granted on May 7, 2015, at an exercise price of $64.86 per share, vest over one year and expire 10 years from the date of grant. Dr. Leonard and Ms. Lo also each received an initial equity grant of options to purchase shares of our common stock on March 4, 2015 and October 30, 2015, respectively, with exercise prices of $64.93 and $63.65, respectively, have a three year vesting schedule (34% the first year and 33% the second and third year) and expire 10 years from the date of grant. Amounts reflect the aggregate grant date fair value for each stock option award granted during fiscal year 2015 as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2015 are included in Notes 1 and 17 to our consolidated audited financial statements for the year ended December 31, 2015 included in Part II of our annual report on Form 10-K. The aggregate number of shares that were subject to option awards outstanding as of December 31, 2015 for each of these directors is as follows: 85,600 for Mr. Evanisko, 80,492 for Mr. Greenberg (54,000 held directly by Mr. Greenberg and 26,492 that are in the Jack M. Greenberg Declaration of Trust U/A/D 2/3/1994), 13,200 for Dr. Leonard, 6,700 for Ms. Lo and 65,550 for Mr. Schaeffer.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights, (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,057,219(2)	$38.04	7,372,127(3)
Equity compensation plans not approved by security holders	—	—	2,363,889(4)

Total	7,057,219	$38.04	9,736,016

(1)	The weighted average exercise price relates solely to outstanding stock option shares because shares subject to restricted stock units and performance units have no exercise price.
(2)	Includes shares issuable upon exercise of outstanding options and vesting of restricted stock units and performance units under our stock incentive plans.
(3)	Includes shares available for issuance under our stock incentive plans.
(4)	Consists of shares of common stock available for issuance under our employee stock purchase plan.

PROPOSAL TWO—ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

As discussed in the Compensation Discussion and Analysis section of this proxy statement, our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve company and individual performance goals and closely aligning these goals with shareholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our shareholders.

As required by Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the compensation of our NEOs as described in this proxy statement. This proposal, known as a “Say-on-Pay” proposal, is designed to give our shareholders the opportunity to endorse or not endorse our Company’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative disclosure.”

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the Compensation Discussion and Analysis and the accompanying tables and narrative disclosure.

Because your vote is advisory, it will not be binding upon our Board, will not overrule any decision by our Board and will not create or imply any additional fiduciary duties on our Board or any member thereof. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that each shareholder vote FOR Proposal Two to approve our executive compensation as described in this proxy statement.

PROPOSAL THREE—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, pursuant to its charter, has appointed PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm to audit the consolidated financial statements of our Company and its subsidiaries and our Company’s effectiveness of internal control over financial reporting for the year ending December 31, 2016. PricewaterhouseCoopers LLP has served as our independent auditor since 2002. In determining whether to reappoint PricewaterhouseCoopers LLP, our Audit Committee reviewed the quality of the committee’s discussions with the lead audit partner, the performance of the audit team assigned to our account, PricewaterhouseCoopers LLP’s technical expertise and industry knowledge, PricewaterhouseCoopers LLP’s tenure as our independent auditor and the potential impact of changing auditors. Our Audit Committee believes that these factors, in particular PricewaterhouseCoopers LLP’s long-term knowledge of our Company, enable it to perform its audits with effectiveness and efficiency.

While our Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, our Audit Committee and our Board are requesting, as a matter of policy, that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast for and against this proposal at the Annual Meeting, our Audit Committee will consider the appointment of other independent registered public accounting firms. Even if the appointment is ratified, our Audit Committee may change the appointment at any time if it determines that the change would be in the best interests of our Company and our shareholders.

Audit Committee Report

The Audit Committee of the Board of Directors of Quintiles Transnational Holdings Inc. (the “Company”) acts on behalf of the Board of Directors in providing oversight with respect to (1) the quality and integrity of the Company’s financial statements and internal accounting and financial controls, (2) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm and pre-approval of all audit and non-audit services provided by such firm, and (3) the performance of the Company’s internal audit department, and the Audit Committee assists the Board of Directors and the Governance Committee of the Board of Directors in the oversight of the Company’s compliance with legal and regulatory requirements. The Audit Committee also is responsible for the review and approval of related person transactions and other matters as described in its written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.quintiles.com/investors. The Audit Committee is composed solely of directors who meet the independence requirements of the New York Stock Exchange LLC, including the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements and management’s assessment and report on the effectiveness of the Company’s internal controls. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm such firm’s independence and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with its independence. The Audit Committee routinely meets privately with the Company’s Chief Financial Officer and Controller, the Company’s internal auditor and the Company’s independent registered public accounting firm.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Jack M. Greenberg, Chairman

Michael J. Evanisko

John M. Leonard, M.D.

Annie H. Lo

Leonard D. Schaeffer

Independent Registered Public Accounting Firm’s Fees

We paid the following fees to PricewaterhouseCoopers LLP for 2015 and 2014 (in thousands):

	2015	2014
Audit(1)	$4,860	$4,481
Audit-related(2)	—	—
Tax-related(3)	356	354
All other fees(4)	27	587

Total fees	$5,243	$5,422

(1)

Audit Fees consisted of fees for the audit of our consolidated annual financial statements and internal control over financial reporting, the review of interim financial statements in our quarterly reports on Form

10-Q, the performance of audits in accordance with statutory requirements, and services in connection with registration statements and equity offerings. In 2015 and 2014, Audit Fees also included fees associated with SEC filings related to registration statements.
(2)	Audit-Related Fees generally consist of fees for financial and tax due diligence assistance related to mergers and acquisitions activity, employee benefit plan audits, advice regarding the application of generally accepted accounting principles to proposed transactions, special reports pursuant to agreed-upon procedures, contractually required audits and compliance assessments. We did not incur any audit-related fees in 2015 or 2014.
(3)	Tax-related fees consisted of tax compliance, related planning and assistance with tax refund claims, and tax consulting and advisory services for our foreign subsidiaries.
(4)	All Other Fees consisted of accounting research software and other services.

Our Audit Committee has adopted procedures requiring Audit Committee review and approval in advance of all particular engagements for services provided by our independent registered public accounting firm. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of our Audit Committee pursuant to authority delegated by our Audit Committee, provided our Audit Committee subsequently is informed of each particular service approved by delegation. All of the engagements and fees for 2015 and 2014 were approved by our Audit Committee. Our Audit Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the independent registered public accounting firm’s independence. Non-audit services consist of those described above as included in the Tax-related and All Other Fees categories.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Our Board of Directors recommends that each shareholder vote FOR the approval of Proposal Three to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 3, 2016 by:

•	each of our directors;

•	each of our NEOs;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of our outstanding shares of common stock.

Except as otherwise indicated, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the address for each of the named individuals is 4820 Emperor Blvd., Durham, North Carolina 27703.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of stock options held by the respective person or group that may be exercised and/or restricted stock units which may vest within 60 days of March 3, 2016. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable and/or restricted stock units vesting within 60 days after March 3, 2016 are reflected in the table below and included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages of shares outstanding provided in the table are based on a total of 119,501,206 shares of our common stock outstanding on March 3, 2016.

For more information regarding our relationships with certain of the persons named below, see “Certain Relationships and Related Person Transactions.”

Notwithstanding the ownership information regarding our common stock presented below, the Shareholders Agreement governs the exercise of the voting rights of the shareholders party thereto with respect to the election of directors and certain other material events. See “Proposal One—Election of Directors” and “Certain Relationships and Related Person Transactions.”

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% or Greater Shareholders
Parties to the Shareholders Agreement(1)	29,881,714	25.0%
Dr. Dennis B. Gillings, CBE and affiliates(2)	12,807,163	10.7%
Bain Capital and related funds(3)	9,944,017	8.3%
TPG Funds(4)	7,130,534	6.0%
Affiliates of 3i(5)	6,208,501	5.2%
The Vanguard Group(6)	6,938,733	5.8%
Winslow Capital Management, LLC(7)	6,425,565	5.4%
Directors and Executive Officers
Thomas H. Pike(8)	677,160	*
Kevin K. Gordon(9)	280,925	*
Michael R. McDonnell	—	—
James H. Erlinger III(10)	68,450	*
John P. Connaughton(11)	—	—
Jonathan J. Coslet(12)	—	—
Michael J. Evanisko(13)	69,072	*
Jack M. Greenberg(14)	86,064	*
John M. Leonard, M.D.(15)	2,506	—
Annie H. Lo	—	*
Leonard D. Schaeffer(16)	209,572	*
All directors and executive officers as a group (12 individuals)(17)	13,161,234	10.9%

* Less than 1%

(1)	Includes shares of common stock outstanding as of March 3, 2016 directly held by the following persons who are parties to the Shareholders Agreement: Dr. Gillings, Dr. Gillings’ daughter, the GFEF Limited Partnership, the Dennis and Mireille Gillings Foundation, GF Investment Associates LP, the Bain Capital Entities and the TPG Funds (each as defined below).
(2)	Includes 11,542,230 shares held directly by Dr. Gillings and the following shares over which Dr. Gillings may be deemed to exercise shared voting and investment control: (a) 121,699 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner and (b) 103,556 shares held by the Dennis and Mireille Gillings Foundation, of which Dr. Gillings is the president and director. Dr. Gillings disclaims beneficial ownership of all shares held by the Dennis and Mireille Gillings Foundation and the GFEF Limited Partnership, except to the extent of his pecuniary interest therein. Certain shares held directly by Dr. Gillings have been pledged as security for a personal loan. The table also includes the following shares over which Susan Gillings Gross (Dr. Gillings’ daughter) may be deemed to have beneficial ownership: (a) 39,678 shares held directly by Ms. Gross and (b) 1,000,000 shares held by GF Investment Associates LP, which is managed by Ms. Gross. Ms. Gross disclaims beneficial ownership of the shares held by GF Investment Associates LP, except to the extent of her pecuniary interest therein.

(3)	Bain Capital and related funds beneficially own 9,944,017 shares, consisting of (a) 9,918,232 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, whose general partner is Bain Capital Investors, LLC, or BCI, (b) 24,395 shares of common stock held by BCIP TCV, LLC, or BCIP TCV, whose administrative member is BCI and (c) 1,390 shares of common stock held by BCIP Associates—G, or BCIP—G, whose managing partner is BCI. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Integral Investors, BCIP TCV and BCIP—G, which we refer to collectively as the Bain Capital Entities. The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board, or GPEB, which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, MA 02116.
(4)	The TPG Funds beneficially own 7,130,534 shares, consisting of (a) 6,775,964 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership, or Holdco II, whose general partner is TPG Advisors V, Inc., a Delaware corporation and (b) 354,570 shares held by TPG Quintiles Holdco III, L.P. a Delaware limited partnership, or Holdco III, whose general partner is TPG Biotech Advisors, Inc., a Delaware corporation. Holdco II and Holdco III are collectively referred to as the TPG Funds. David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors V, Inc. and TPG Biotech Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors V, Inc., TPG Biotech Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(5)	3i and its affiliates beneficially own 6,208,501 shares, consisting of (a) 3,311,924 shares directly held by 3i US Growth Healthcare Fund 2008 L.P., or 3i Healthcare, (b) 1,584,355 shares directly held by 3i U.S. Growth Partners L.P., or 3i Partners, (c) 443,318 shares held directly by 3i Growth Capital (USA) M L.P., or 3i Capital M, (d) 669,410 shares directly held by 3i Growth Capital (USA) E L.P., or 3i Capital E, (e) 99,747 shares directly held by 3i Growth Capital (USA) D L.P., or 3i Capital D and (f) 99,747 shares directly held by 3i Growth Capital (USA) P L.P., or 3i Capital P, and together with 3i Healthcare, 3i Partners, 3i Capital M, 3i Capital E and 3i Capital D, the 3i Funds. The general partner of each of the 3i Funds is 3i U.S. Growth Corporation. Investment and divestment decisions are made by the board of directors of 3i Corporation, which is the manager of each of the 3i Funds and an indirect wholly owned subsidiary of 3i Group plc, a public company listed on the London Stock Exchange. The business address of 3i Corporation (which is a manager of each of the 3i Funds) is c/o 3i Private Equity, One Grand Central Place, 60 E. 42nd Street, Suite 4100, (@Vanderbilt), New York, NY 10165.
(6)	As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 10, 2016, which reported holdings as of December 31, 2015. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 90,236 shares, shared voting power with respect to 11,500 shares, sole dispositive power with respect to 6,834,797 shares, and shared dispositive power with respect to 103,936 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	As reported by Winslow Capital Management, LLC in a Schedule 13G filed with the SEC on February 10, 2016, which reported holdings as of December 31, 2015. The Schedule 13G states that Winslow Capital Management, LLC has sole voting and dispositive power with respect to 1,608,253 shares and shared voting and dispositive power with respect to 4,169,750 shares. The principal business address of Winslow Capital Management, LLC is 4720 IDS Tower, 80 South Eighth Street, Minneapolis, MN 55402.
(8)	Consists of 38,580 shares purchased by Mr. Pike in May 2012 and 638,580 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016.
(9)	Consists of 280,925 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016.

(10)	Consists of 68,450 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016.
(11)	Does not include shares of common stock held by the Bain Capital Entities. Mr. Connaughton, who is one of our directors, is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 3 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Connaughton is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.
(12)	Mr. Coslet, who is one of our directors, is a TPG Partner. Mr. Coslet has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Coslet is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(13)	Consists of 3,206 shares of common stock issued pursuant to our stock incentive plans and 65,866 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016.
(14)	Consists of 25,306 shares of common stock issued pursuant to our stock incentive plans and 60,758 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016. Of these shares, 25,000 shares of common stock and 26,492 shares of common stock underlying stock options are held for the benefit of members of Mr. Greenberg’s family.
(15)	Consists of 2,244 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016 and 262 shares of common stock underlying restricted stock units that will vest within 60 days of March 3, 2016.
(16)	Consists of 100,000 shares of stock held by The Schaeffer Family Revocable Trust (of which Mr. Schaeffer is a trustee), 63,756 shares of stock issued pursuant to our stock incentive plans held directly by Mr. Schaeffer and 45,816 shares of common stock underlying stock options exercisable within 60 days of March 3, 2016. Mr. Schaeffer disclaims beneficial ownership of the shares held by The Schaeffer Family Revocable Trust, except to the extent of his pecuniary interest therein.
(17)	Includes common stock, common stock underlying stock options exercisable within 60 days of March 3, 2016 and common stock underlying restricted stock units that will vest within 60 days of March 3, 2016 as described in the above footnotes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Through November 5, 2015, our Compensation Committee was composed of Messrs. Connaughton, Coslet, Evanisko, Greenberg, Schaeffer, and Richard Relyea. On November 5, 2015, Messrs. Connaughton, Coslet, and Relyea resigned from our Compensation Committee. Since November 5, 2015, our Compensation Committee has been composed of Messrs. Evanisko, Greenberg, and Schaeffer. None of the members of the committee have at any time been an officer or employee of our Company or any of our subsidiaries. During 2015, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board or our Compensation Committee.

Each member of our Compensation Committee was elected to our Board pursuant to the Shareholders Agreement, which as discussed above requires that all parties to the Shareholders Agreement vote in favor of the election of certain nominees designated in accordance with the Shareholders Agreement. Messrs. Connaughton, Coslet and Relyea are associated with Bain Capital, TPG and 3i, respectively, each of which is or was a party to the Shareholders Agreement. Information regarding our relationships with each of these entities and their affiliates is described below under “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to our related party transactions approval policy and our Audit Committee’s charter, our Audit Committee is responsible for the review and approval of all related person transactions. For purposes of review and approval, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In reviewing proposed related person transactions, our Audit Committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to our Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. A related person transaction will not be approved unless it is determined that, upon consideration of all relevant information, the proposed related party transaction is in, or at least is not opposed to, the best interest of our Company and our shareholders.

Each of the following transactions was approved by our Audit Committee. Unless otherwise indicated, all percentages in this “Certain Relationships and Related Person Transactions” section are as of December 31, 2015.

PharmaBio Development Inc.

Dr. Gillings is the sole director and the beneficial owner of 100% of PharmaBio Development Inc., or PharmaBio, a company that we spun off in December 2009. In connection with the spin-off, Quintiles Transnational and PharmaBio entered into a letter agreement (and in some cases, separate services agreements) providing for the continuation of certain development and commercialization services to third parties by Quintiles Transnational on behalf of PharmaBio. PharmaBio paid Quintiles Transnational $5.4 million for these services in the year ended December 31, 2015. In addition, in 2010, PharmaBio entered into a consulting services agreement with Quintiles Transnational pursuant to which Quintiles Transnational provides consulting services with respect to PharmaBio’s investments. PharmaBio did not pay any amounts under the consulting services agreement to us for the year ended December 31, 2015.

NovaQuest Pharma Opportunities Funds

NovaQuest Pharma Opportunities Fund III, L.P.

In November 2010, we and PharmaBio, as well as a third party investor, each committed to invest $60 million as investors in the NovaQuest Pharma Opportunities Fund III, L.P., or Fund III. In November 2013, we sold $10 million of our commitment to a third party, leaving us a $50 million commitment. As of December 31, 2015, we have funded approximately $34.7 million (net of distributions subject to recall) of this commitment and have approximately $15.3 million of remaining funding commitments. Our commitment to invest approximated 10.9% of Fund III’s total commitments of $459.2 million. PharmaBio reduced its commitment to Fund III to $20 million following a sale of $40 million of its original $60 million commitment to certain investors for an undisclosed amount.

Dr. Gillings is a 6.94% limited partner of NQ HCIF General Partner, LP, which is the general partner of Fund III, or the Fund III GP, and a 9.99% owner of NQ HCIF GP, Ltd, which is the general partner of the Fund III GP, or the Fund III GPLTD. PharmaBio is a 54.71% limited partner of the Fund III GP and a 55.01% owner of Fund III GPLTD. Dr. Gillings has an indirect interest in the Fund III GP and in the Fund III GPLTD as a result of his ownership of PharmaBio, as discussed above. Limited partners in the Fund III GP are entitled to receive distributions with respect to the Fund III GP’s carried interest in the Fund III. The Fund III GP’s carried interest represents the right to receive a portion of the profit distributions from Fund III after Fund III’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund III.

NovaQuest Pharma Opportunities Fund IV, L.P.

In June 2015, we and PharmaBio committed to invest up to $20 million and $30.5 million, respectively, as limited partners in a new private equity fund, NovaQuest Pharma Opportunities Fund IV, L.P., or Fund IV. As of December 31, 2015, we have funded approximately $2.7 million and have approximately $17.3 million of remaining funding commitments. Our commitment to invest approximated 2.3% of the Fund IV’s total commitments of $865.5 million.

PharmaBio is a 23.98% limited partner of NQ POF IV GP, LP, which is the general partner of Fund IV, or the Fund IV GP, and a 65% owner of NQ POF IV GP, Ltd, which is the general partner of the Fund IV GP, or the Fund IV GPLTD. Dr. Gillings has an indirect interest in the Fund IV GP and in the Fund IV GPLTD as a result of his ownership of PharmaBio, as discussed above. Limited partners in the Fund IV GP are entitled to receive distributions with respect to the Fund IV GP’s carried interest in the Fund IV. The Fund IV GP’s carried interest represents the right to receive a portion of the profit distributions from the Fund IV after the Fund IV’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund IV.

Fund III and Fund IV (collectively, the Funds) are managed by NovaQuest Capital Management, L.L.C., or the Management Company, of which PharmaBio owns 35% and Dr. Gillings owns 20%. The boards of directors of the Fund III GPLTD and the Fund IV GPLTD make all non-investment decisions for the respective fund’s general partners and the respective fund, as applicable; the investment committees of Fund III GPLTD and Fund IV GPLTD approve all of the respective fund’s investments and dispositions. PharmaBio is entitled to appoint one member of the management committee of the Management Company, which makes most decisions of the Management Company, and is entitled to appoint one director of each of the Fund III GPLTD and the Fund IV GPLTD, which in each case serve as PharmaBio’s representatives. Dr. Gillings has an indirect interest in the Management Company as a result of his ownership in PharmaBio, as discussed above. The Management Company also advises PharmaBio.

We and PharmaBio have the right to invest in similar successor funds managed by the Management Company on substantially similar terms as we and PharmaBio, respectively, have in the Funds.

We have entered into non-exclusive preferred provider agreements with the Funds, pursuant to which the Funds will first allow us the opportunity to provide any outsourcing services to the Funds, provided the pricing terms are consistent with those we charge to third party customers buying comparable services on comparable terms and conditions. We do not make or receive any payments in connection with the preferred provider agreement. As of the date of this proxy statement, we have not entered into any transactions with the Funds, or in connection with any of the Funds’ investments, involving outsourcing services, pursuant to the preferred provider agreement or otherwise, but we anticipate that we may do so in the future.

We also have entered into non-exclusive services agreements with the Funds, pursuant to which we may provide a variety of services to the Funds on an arm’s length basis, including due diligence support and strategic and planning expertise. Prices charged to the Funds equal, as near as reasonably practicable, the prices we charge to third-party customers buying comparable services on comparable terms and conditions. We did not receive any payments from the Funds in 2015.

We also entered into agreements with the Management Company in connection with the formation of the Funds. Under a service marks assignment agreement, we assigned the Management Company the service mark registrations for the NovaQuest name until the dissolution or cessation of the business of the Management Company or such date that the Management Company is no longer managing a private equity fund with at least $100 million in capital commitments or capital contributions. The Management Company has in turn licensed the service mark to the Funds.

Shareholders Agreement

We are party to the Shareholders Agreement with Dr. Gillings and his affiliates, Bain Capital the TPG Funds and, until November 2015, 3i. The parties to the Shareholders Agreement have agreed to vote their shares to elect members of our Board as set forth therein. See “Proposal One—Election of Directors—Voting Requirements Under the Shareholders Agreement.” In February 2015, the parties amended and restated the Shareholders Agreement to, among other things, revise the shareholders’ voting and nomination rights and obligations thereunder. The Shareholders Agreement terminated as to 3i in November 2015.

In addition, the Shareholders Agreement requires that any transaction entered into between us or any of our subsidiaries and any shareholder, or affiliate or associate of any shareholder, will require the affirmative vote of a majority of our Board with the nominee(s) of the interested shareholder abstaining from such vote. The Shareholders Agreement also requires a majority of our Board to approve any asset divestiture in excess of $10 million.

Registration Rights Agreement

We are party to a second amended and restated registration rights agreement, as amended, with Dr. Gillings and his affiliates, Bain Capital, the TPG Funds and 3i, which we refer to as the Registration Rights Agreement. Temasek Life Sciences Private Limited, formerly a greater than 5% beneficial owner of our Company’s common stock, ceased to have registration rights under the Registration Rights Agreement during 2015. The Registration Rights Agreement provides the shareholders party to the agreement with the right to require us to register their equity securities under the Securities Act. In addition, in most circumstances when we propose (other than pursuant to a demand registration) to register any of our equity securities under the Securities Act, the shareholders party to the Registration Rights Agreement will have the opportunity to register their registrable securities on such registration statement. We are required to pay the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares under the Registration Rights Agreement. The Registration Rights Agreement also contains certain restrictions on the sale of shares by the investors party to that agreement, as well as customary indemnification provisions.

Share Repurchase

On May 19, 2015, pursuant to their registration rights under the Registration Rights Agreement, certain parties to the Registration Rights Agreement completed an underwritten secondary offering of 11,855,050 shares of our common stock. In connection with this secondary offering, we repurchased 3,855,050 shares of our common stock from the underwriters for $64.85 per share, which was the price per share the underwriters paid to the selling shareholders, for an aggregate purchase price of approximately $250.0 million.

Other Transactions

Consistent with previous years, during 2015 Dr. Gillings provided extensive use of the airplane owned and operated by GFM for business-related travel services. Under the terms of Dr. Gillings’ employment agreement with us, we reimbursed GFM for our business use of the airplane at an hourly rate of $13,502, up to $2.5 million per year. During the year ended December 31, 2015, we reimbursed GFM for the business use of the airplane with cash payments totaling approximately $1.6 million. Our reimbursement obligations terminated effective December 31, 2015 in connection with Dr. Gillings’ retirement.

Dr. Gillings is married to our former director, Dr. Mireille Gillings, who is the president, chief executive officer, executive chair and a director of HUYA. Dr. Mireille Gillings, Dr. Gillings and PharmaBio own 27%, 34%, and 5% interests, respectively, in HUYA on a fully diluted basis. In January 2010, we entered into a collaboration agreement with HUYA to fund up to $2.3 million of HUYA’s research and development activity for a specific compound. Under the agreement, we had the potential to receive additional consideration that contractually would not have exceeded $16.5 million excluding interest if certain events had occurred. In February 2015, we and HUYA agreed to terminate the collaboration agreement. In connection with the termination, HUYA paid us $5.0 million during 2015 to satisfy all of HUYA’s various payment obligations under the agreement.

In addition, we have entered into a number of agreements with HUYA, mostly in Asia, under which we will provide services on a fee for services basis at arm’s length and at market rates. During the year ended December 31, 2015, we entered into agreements to provide up to $31.7 million of such services and recognized $6.9 million of service revenues under our agreements with HUYA. As of December 31, 2015, we had approximately $36.9 million of remaining commitments to provide services under these agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely upon a review of the copies of such forms furnished to us for the year ended December 31, 2015, and the information provided to us by those persons required to file such reports, no such person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis during the year ended December 31, 2015.

OTHER MATTERS

Other Business

Our Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote with respect to such business in accordance with their best judgment.

Availability of Form 10-K

We will provide copies of our annual report on Form 10-K for the year ended December 31, 2015, including the financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, without charge to any shareholder who makes a written request to James H. Erlinger III, Corporate Secretary, 4820 Emperor Blvd., Durham, North Carolina 27703. Our annual report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on our website at www.quintiles.com/investors.

By Order of the Board of Directors

James H. Erlinger III

Executive Vice President,

General Counsel and Secretary

Dated: March 21, 2016

APPENDIX A—NON-GAAP FINANCIAL RECONCILIATION

Use of Non-GAAP Financial Measures

This proxy statement includes financial measures not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). We believe that non-GAAP financial measures provide useful supplemental information to management and shareholders regarding the underlying performance of our business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of our business. The financial measures are performance measure only and does not measure our cash flows or liquidity. They are not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Shareholders are encouraged to review the reconciliation below of these non-GAAP financial measures to our GAAP consolidated financial statements.

	Year Ended December 31,
(In thousands, except per share data)	2013	2014	2015
Adjusted Income from Operations
Income from Operations	$462,333	$590,390	$646,612
Restructuring Costs	14,071	8,988	30,752
Impairment Charges	—	—	2,484
Management Fees	27,694	—	—

Adjusted Income from Operations	$504,098	$599,378	$679,848

Adjusted Net Income
Net Income Attributable to Quintiles Transnational Holdings Inc.	$226,591	$356,383	$387,205
Restructuring Costs	14,071	8,988	30,752
Noncontrolling Interests Effect of Non-GAAP Adjustments	—	—	(2,395)
Impairment Charges	—	—	2,484
Loss on Extinguishment of Debt	19,831	—	7,780
Adjustment to Estimated Contingent Consideration	(4,910)	(8,839)	6,177
Management Fees	27,694	—	—
Tax Effect of Adjustments	(22,304)	(3,114)	(13,080)
Other Income Tax Adjustments	3,057	—	—

Adjusted Net Income	$264,030	$353,418	$418,923

Diluted Adjusted Earnings Per Share
Diluted Weighted Average Common Shares Outstanding	127,862	131,083	125,630
Diluted Adjusted Earnings Per Share	$2.06	$2.70	$3.33

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

QUINTILES TRANSNATIONAL HOLDINGS INC.

May 5, 2016

20333000000000000000 6 050516

1. The election of three Class III directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

EXCEPT FOR THE FOLLOWING NOMINEES:

○ Jack M. Greenberg	Class III director
○ Thomas H. Pike	Class III director
○ Annie H. Lo	Class III director

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OFQUINTILES TRANSNATIONAL HOLDINGS INC. May 5, 2016NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, form of proxy card and 2015 annual report are available at http://materials.proxyvote.com/74876YPlease sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20333000000000000000 6 050516THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES,AND “FOR” PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE1. The election of three Class III directors. FOR AGAINST ABSTAIN2. An advisory (nonbinding) vote to approve executive compensation. EXCEPT FOR THE FOLLOWING NOMINEES: 3. The ratification of the appointment of PricewaterhouseCoopers LLP as FOR ALL NOMINEES O Jack M. Greenberg Class III director Quintiles’ independent registered public accounting firm for the year O Thomas H. Pike Class III director ending December 31, 2016.WITHHOLD AUTHORITY Annie H. Lo Class III director FOR ALL NOMINEES FOR (See ALL instructions EXCEPT below)In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3.INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full as such. If signer is a partnership, please sign in partnership name by authorized person.

QUINTILES TRANSNATIONAL HOLDINGS INC. Proxy for Annual Meeting of Shareholders on May 5, 2016 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Thomas H. Pike, Michael R. McDonnell and James H. Erlinger III, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of QUINTILES TRANSNATIONAL HOLDINGS INC., to be held on May 5, 2016 at 9:00 a.m., local time, at the Sheraton Imperial Hotel & Convention Center, 4700 Emperor Blvd., Durham, North Carolina 27703, and at any postponements or adjournments thereof, as follows:(Continued and to be signed on the reverse side.)1.1 14475